Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

ICN Acquisition, LLC

as Buyer,

iControl Networks, Inc.,

as Seller,

the Seller Stockholders,

Fortis Advisors LLC,

solely in its capacity as the Seller Stockholder Representative,

and

solely for purposes of Section 5.19 and Section 10.15, Alarm.com Holdings, Inc.,

as Guarantor

dated as of June 23, 2016

-i-

(continued)

-ii-

(continued)

EXHIBITS

Exhibit A	Non-Patent IP License Agreement
Exhibit B	Form of Assumption Agreement
Exhibit C	Form of Bill of Sale
Exhibit D	Escrow Agreement
Exhibit E	Trademark Assignment
Exhibit F	Patent Assignment Agreement

-iii-

(continued)

Exhibit G	Assignment of Lease
Exhibit H	Amended and Restated Settlement and Patent License
Exhibit I	Transition Services Agreement
Exhibit J	Form of Support Agreement
Exhibit K	Form of Written Consent

SCHEDULES

Schedule 1	Business Products
Schedule 2	Transferred Contracts
Schedule 3	Transferred Equipment
Schedule 4	Transferred Patents
Schedule 5	Transferred Technology
Schedule 6	Transferred Trademarks

-iv-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 23, 2016 by and among ICN Acquisition, LLC, a Delaware limited liability company (“Buyer”), iControl Networks, Inc., a Delaware corporation (“Seller”), the equityholders of Seller who have executed valid Support Agreements (each, a “Seller Stockholder” and collectively, the “Seller Stockholders”), Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the representative for the stockholders of Seller (the “Seller Stockholder Representative”), and solely for purposes of Section 5.19 and Section 10.15, Alarm.com Holdings, Inc., a Delaware corporation (“Guarantor”). Buyer, the Seller Stockholders, Seller and, solely in its capacity as the representative for the stockholders of Seller and solely to the extent applicable, the Seller Stockholder Representative, are referred to individually as a “Party” and collectively herein as the “Parties.”

RECITALS

A. Seller, directly and through its subsidiaries, is, among other things, engaged in the business of developing, licensing, and supporting an interactive security and home automation platform targeting traditional vendors of residential and business security products and services known as “Connect” and the business of selling consumer “do-it-yourself” security products known as “Piper” (collectively, the “Business”); provided, however, that notwithstanding the foregoing, “Business” shall not include the development, license or support of the products or businesses of developing, licensing, and supporting an interactive security and home automation platform known as “Converge.”

B. Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, certain assets and liabilities of the Business, as more fully described and upon the terms and subject to the conditions set forth herein (such transactions being referred to herein collectively as the “Transactions”).

C. Subsequent to the consummation of the Transactions, Seller, including the assets of the Converge business, will be acquired by Comcast Cable Communications, LLC (the “Converge Buyer”) pursuant to the Merger Agreement and the proceeds of the Transactions shall, in connection with the Merger, be distributed or otherwise transferred to the equity holders of the Seller pursuant to the terms of the Merger Agreement.

D. In connection with the Transactions, Seller and Buyer shall enter into a Non-Patent IP License Agreement in the form attached hereto as Exhibit A and an Amended and Restated Settlement and Patent License Agreement in the form attached hereto as Exhibit H (collectively, the “License Agreements”), which License Agreements will be effective only upon the consummation of the Transactions at the Closing.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. For purposes of this Agreement:

(a) “2015 Financials” shall have the meaning ascribed to such term in Section 2.10.

(b) “Accountant” shall have the meaning ascribed to such term in Section 2.12.

(c) “Accounting Policies” shall mean GAAP, as modified in accordance with the principles and calculations used in the sample calculation of Estimated Closing Working Capital as set forth on Schedule 2.9.

(d) “Acquired Companies” means Icontrol Canada and the Canada Subsidiary.

(e) “Acquired Company Contract” shall have the meaning set forth in Section 3.3.

(f) “Acquisition Transaction” shall have the meaning ascribed to such term in Section 5.11.

(g) “affiliate” of any Person shall mean any Person that, controls, is controlled by, or is under common control with such Person. As used herein, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

(h) “Affiliated Group” shall mean any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under applicable Law.

(i) “Agreement” shall have the meaning ascribed to such term in the Preamble.

(j) “Ancillary Agreements” shall mean the License Agreements, the Escrow Agreement, the Assumption Agreement, the Bill of Sale, the Assignment of Lease, the Patent Assignment Agreement, and the Trademark Assignment Agreement.

(k) “Antitrust Law” means any applicable Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through acquisition or agreement.

(l) “Asset Acquisition Statement” shall have the meaning ascribed to such term in Section 2.12.

(m) “Assignment of Lease” shall mean the assignment of lease, in the form attached hereto as Exhibit G.

(n) “Assumed Liabilities” shall have the meaning ascribed to such term in Section 2.4.

(o) “Assumption Agreement” shall mean the assignment and assumption agreement in the form attached hereto as Exhibit B.

(p) “Basket” shall have the meaning ascribed to such term in Section 7.3.

(q) “Bill of Sale” shall mean the assignment and bill of sale in the form attached hereto as Exhibit C.

(r) “Business” shall have the meaning ascribed to such term in paragraph A of the Recitals.

(s) “business day” shall mean a day that is not a Saturday, a Sunday or a statutory or civic holiday in the State of California or any other day on which banking institutions are not required to be open in the State of California.

(t) “Business Disclosure Schedule” shall have the meaning ascribed to such term in Article III.

(u) “Business Employees” shall mean (i) all individuals employed by Seller or any of its subsidiaries, including the Acquired Companies, primarily in connection with the Business as of the date of this Agreement including those individuals listed on Section 3.8(a)(i) of the Business Disclosure Schedule, including employees not currently active (including those absent from work on account of paid time off, vacation, sick or personal leave, short- or long-term disability, leave pursuant to the Family and Medical Leave Act of 1993, as amended, or other leave of absence and those for whom an obligation to recall, rehire or otherwise return to employment exists by Contract or Law) and (ii) all individuals hired after the date of this Agreement and employed by Seller or any of its subsidiaries primarily in connection with the Business as of the Closing, in each of (i) and (ii) above, other than Overhead and Shared Services Employees. Section 3.8(a)(i) of the Business Disclosure Schedule shall be updated to include such individuals and shall be provided by Seller to Buyer no later than two (2) business days prior to the Closing.

(v) “Business Plans” shall mean any plan, program, arrangement or agreement providing for employment, compensation, retirement, vacation, sick or paid-time off benefits, severance pay, retention pay, fringe benefit, change in control pay or other employee pension or welfare benefits, in each case, which is sponsored, contributed to or maintained by Seller, an Acquired Company, or any affiliate of Seller or an Acquired Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder (“ERISA Affiliate”), or with respect to which Seller, any Acquired Company or any ERISA Affiliate has any liability or other obligation, for the benefit of any Business Employee, including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA.

(w) “Business Products” shall mean the “Connect” and “Piper” products and services listed in Schedule 1.

(x) “Business Records” shall mean all books, records, or other similar information of Seller used or held for use in the operation or conduct of the Business, and all books, records, or other similar information of any Acquired Company, including price lists, customer lists, vendor lists, mailing lists, other distribution lists, invoices, warranty information, sales promotion literature, advertising materials, brochures, records of operation, billing records, standard forms of documents, regulatory records, databases, manuals of operations or business procedures, research materials and product testing reports required by any Governmental Entity (in all cases, in any form or medium), of any kind presently in or hereafter coming into the care, custody or control of Seller or any Acquired Company (including any such records held by others on behalf of Seller or any Acquired Company), but excluding any such items to the extent that (i) any applicable Law prohibits their transfer or (ii) subject to the last sentence of this definition, they contain Trade Secrets or other confidential information of Seller or its affiliates (other than an Acquired Company) not related to the Business, the Transferred Assets or the Assumed Liabilities, and excluding Tax Returns of Seller and any affiliate of Seller other than an Acquired Company. To the extent that any item would otherwise fit within the definition of “Business Records” but for the fact that such materials contain Trade Secrets or confidential information of Seller or its affiliates (other than an Acquired Company) not related to the Business, Transferred Assets, or Assumed Liabilities, the portion of such materials that contains Trade Secrets or confidential information of Seller or its affiliates (other than an Acquired Company) not related to the Business, Transferred Assets, or Assumed Liabilities shall be redacted, and the remaining portion of the materials shall be included as “Business Records” and “Transferred Assets”.

(y) “Buyer” shall have the meaning ascribed to such term in the Preamble.

(z) “Buyer Certificate” shall have the meaning ascribed to such term in Section 6.3(c).

(aa) “Buyer Closing Deliverables” shall have the meaning ascribed to such term in Section 2.11.

(bb) “Buyer Fundamental Representations” shall have the meaning ascribed to such term in Section 7.1.

(cc) “Buyer Indemnified Parties” shall have the meaning ascribed to such term in Section 7.2(a).

(dd) “Canada Subsidiary” means Icontrol Networks Canada ULC, a British Columbia Unlimited Liability Company and wholly-owned subsidiary of Icontrol Canada.

(ee) “Cap” shall have the meaning ascribed to such term in Section 7.3(d).

(ff) “Claim Certificate” shall have the meaning ascribed to such term in Section 7.4(a).

(gg) “Closing” shall have the meaning ascribed to such term in Section 2.6.

(hh) “Closing Date” shall have the meaning ascribed to such term in Section 2.6.

(ii) “Closing Payment” shall mean an amount equal to the Initial Purchase Price, minus the Escrow Amount, and increased or decreased by the amount of the Closing Payment Adjustment as set forth in Section 2.9(a).

(jj) “Closing Payment Adjustment” shall have the meaning ascribed to such term in Section 2.9(a).

(kk) “Closing Working Capital” shall mean, to the extent constituting Transferred Assets or assets of the Acquired Companies, the current assets, net of reserves, (including prorated accounts receivable due for the month of the Closing Date) of Seller and the Acquired Companies, minus, to the extent constituting Assumed Liabilities or Liabilities of the Acquired Companies, the current liabilities of Seller and the Acquired Companies, determined in each case as of the Measurement Time and in accordance with the Accounting Policies.

(ll) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

(mm) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(nn) “Company Common Stock” means issued and outstanding common stock, $0.001 par value per share, of Seller.

(oo) “Company Common Stock Value” means an amount equal to the sum of the following amounts determined under the Merger Agreement: (i) the Per Share Closing Consideration, (ii) the Per Share Escrow Release Amount (assuming release of the full Escrow Amount), (iii) the Per Share Representative Fund Distribution Amount (assuming release of the full Equityholders Representative Fund), and (iv) the allocable portion of Post-Closing Net Cash Proceeds for a share of Company Stock (assuming release of the full Escrow Amount).

(pp) “Company Preferred Stock” means issued and outstanding preferred stock, $0.001 par value per share, of Seller, including the Series A Preferred Stock, Series UA Preferred Stock, Series B Preferred Stock, Series UB Preferred Stock, Series C Preferred Stock, Series UC Preferred Stock and Series D Preferred Stock of the Seller.

(qq) “Company Stock” means all of the issued and outstanding shares of the Company Common Stock and the Company Preferred Stock.

(rr) “Company Stock Option” means each option to purchase shares of Company Common Stock that is outstanding pursuant to a Company Stock Plan, whether vested or unvested.

(ss) “Company Stock Plan” means each of the iControl Networks, Inc. 2013 Equity Incentive Plan and the iControl Networks, Inc. 2003 Stock Plan.

(tt) “Confidentiality Agreement” shall have the meaning ascribed to such term in Section 5.8.

(uu) “Consents” shall have the meaning ascribed to such term in Section 5.5.

(vv) “Contract” shall mean any contract, agreement, lease, purchase order, note, indenture, mortgage, loan, license, binding instrument, binding commitment or other binding obligation, whether oral or written.

(ww) “Controlled” shall mean, with respect to Intellectual Property Rights, having the right to grant a license or sublicense to such Intellectual Property Rights as provided for in this Agreement without (i) violating the terms of any agreement or other arrangement with any third party, (ii) requiring any consent, approvals or waivers from any third party (unless such consent, approvals or waivers are actually obtained from such third party) or (iii) requiring the payment of any compensation to any third party (unless the Party to be granted any such license or sublicense agrees in writing to pay, and actually does pay, the compensation due to the relevant third party in consideration of being granted such license or sublicense).

(xx) “Copyleft License” shall mean any license that requires, as a condition of use, modification or distribution of any work of authorship, that such work of authorship (i) be made available or distributed in a form other than binary (e.g., source code form); (ii) be made available for license for the purpose of preparing derivative works; (iii) be made available for license under terms that allow any products or services or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law); or (iv) be made available for redistribution for no license fee. “Copyleft Licenses” include the GNU General Public License, the GNU Library General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “share alike” licenses.

(yy) “Copyright” shall have the meaning ascribed to such term in Section 1.1(zzz).

(zz) “Data Activities” shall have the meaning ascribed to such term in Section 3.17.

(aaa) “Dispute Notice” shall have the meaning ascribed to such term in Section 10.13(a).

(bbb) “Dispute Resolution Procedures” shall have the meaning ascribed to such term in Section 10.13(a).

(ccc) “Encumbrance” shall mean any lien, encumbrance (other than non-exclusive licenses by the Seller of Technology or Intellectual Property Rights and the exclusive licenses listed in Section 3.12(i) of the Business Disclosure Schedule), mortgage, pledge, easement, deed of trust, security interest, lease, charge, servitude, transfer restriction or similar restriction.

(ddd) “ERISA” shall have the meaning ascribed to such term in Section 1.1(v).

(eee) “ERISA Affiliate” shall have the meaning ascribed to such term in Section 1.1(v).

(fff) “Escrow Agent” shall mean JPMorgan Chase Bank, N.A.

(ggg) “Escrow Agreement” shall have the meaning ascribed to such term in Section 2.10.

(hhh) “Escrow Amount” shall mean the General Escrow Amount plus the Working Capital Escrow Amount.

(iii) “Escrow Fund” shall have the meaning ascribed to such term in Section 2.8(a).

(jjj) “Escrow Period” shall mean the twelve (12) month period immediately following the Closing Date.

(kkk) “Excluded Assets” shall have the meaning ascribed to such term in Section 2.3.

(lll) “Excluded Liabilities” shall have the meaning ascribed to such term in Section 2.5.

(mmm) “Former Business Employees” shall mean individuals formerly employed by Seller or any of its subsidiaries, including the Acquired Companies, primarily in connection with the Business, other than Overhead and Shared Services Employees.

(nnn) “Fundamental Representations” shall have the meaning ascribed to such term in Section 7.1.

(ooo) “GAAP” shall mean U.S. generally accepted accounting principles.

(ppp) “General Escrow Amount” shall mean $14,000,000.

(qqq) “General Escrow Fund” shall have the meaning ascribed to such term in Section 2.8(a).

(rrr) “Governmental Entity” shall have the meaning ascribed to such term in Section 3.3.

(sss) “Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(ttt) “Icontrol Canada” means IControl Networks Canada, Inc., a Delaware corporation, and wholly-owned subsidiary of Seller.

(uuu) “Indebtedness” of any Person shall mean, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment of which such Person is responsible or liable; (ii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iii) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (but, in each case, only to the extent that such letter, acceptance or transaction has been drawn upon); (iv) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person).

(vvv) “Indemnification Claim” shall have the meaning ascribed to such term in Section 7.4(a).

(www) “Indemnified Party” shall mean any Person entitled to, or entitled to seek, indemnification, compensation or reimbursement under the terms of this Agreement.

(xxx) “Indemnifying Party” shall mean any Person obligated to, or may be obligated to, provide indemnification, compensation or reimbursement under the terms of this Agreement.

(yyy) “Initial Purchase Price” shall mean One Hundred Forty Million Dollars ($140,000,000).

(zzz) “Intellectual Property Rights” shall mean all common law, statutory or other intellectual property rights protected under the Laws of the United States or any other jurisdiction throughout the world or under any international convention, whether registered or unregistered, including any and all (i) patents and patent applications, provisional patents, design patents, PCT filings, and other rights to inventions or designs, including any continuation, continuation-in-part, divisional and provisional applications and any patents issuing thereon and any reissues, reexaminations, renewals, substitutes and extensions of any of the foregoing, and any other government-issued indicia of invention ownership (“Patents”); (ii) copyrights, mask work rights, and moral rights and any registrations, applications, renewals and extensions of any of the foregoing in both published and unpublished works (“Copyrights”); (iii) trade secret rights (“Trade Secrets”); (iv) trademarks, service marks, trade names, brand names, trade dress, logos, corporate names and other source or business identifiers and any registrations, applications, renewals and extensions of any of the foregoing and all goodwill associated with any of the foregoing (“Trademarks”) and applications and registrations therefor; (v) rights in internet domain names, whether or not trademarks, web addresses, web pages, websites and related content, accounts with social media companies and the content found thereon and related thereto, and URLs; (vi) other proprietary rights similar to any of the foregoing; and (vii) all rights to any claims of any nature available to the owner thereof to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

(aaaa) “knowledge of Seller” shall mean the actual knowledge of the individuals listed in Section 1.1(aaaa) of the Business Disclosure Schedule, together with the knowledge that such individuals would reasonably be expected to have after inquiry concerning the existence of the fact or matter in question of the persons employed by Seller or any Acquired Company who would reasonably be expected to have knowledge concerning the existence of the fact or matter in question.

(bbbb) “Law” shall mean any foreign, national, federal, state, provincial or local law (including common law), statute, ordinance, rule, regulation, code or Order of any Governmental Entity.

(cccc) “Legal Proceeding” shall have the meaning ascribed to such term in Section 3.6.

(dddd) “Liabilities” shall mean any direct or indirect liability, Indebtedness, obligation, commitment, expense, claim, deficiency, guaranty, fine, penalty or endorsement of or by any Person of any type, whether accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever arising, including all costs and expenses relating thereto.

(eeee) “License Agreements” shall have the meaning ascribed to such term in paragraph D of the Recitals.

(ffff) “Losses” shall have the meaning ascribed to such term in Section 7.2(a).

(gggg) “Material Adverse Effect on the Business” shall mean (1) any change, effect or circumstance that has had, has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Transferred Assets, the Assumed Liabilities, or the condition (financial or otherwise), properties, assets, liabilities, operations or results of operations of the Business, or (2) any change, effect or circumstance that would prevent or materially impair any of the Transactions contemplated by this Agreement; provided, however, that in no event shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect on the Business: (i) changes in, or conditions affecting, the economy in the United States generally or any other country or region in the world; (ii) changes in, or conditions affecting, the financial markets in the United States or any other country or region in the world; (iii) changes in, or conditions affecting, the industries in which the Business operates; (iv) acts of war, terrorism or other similar events; (v) natural disasters, including earthquakes, wild fires, floods, mud slides, tsunamis, storms and other similar force majeure events; (vi) changes in Laws or GAAP, or in the interpretation thereof (in the case of clauses (i), (ii), (iii), (iv), (v) and (vi), which do not disproportionately affect Seller or the Business relative to other participants in the industry of the Business); (vii) the impact of the entry into or announcement of this Agreement or the Merger Agreement or the pendency of the Transactions or the transactions contemplated by the Merger Agreement, including on relationships with third parties and employees; (viii) any failure of the

Business to meet any projections, budgets or estimates of financial performance for any period ending on or after the date of this Agreement, provided, however, that any underlying cause of such failure may be taken into account in determining whether there has been or will be a Material Adverse Effect on the Business; (ix) any non-acceptance of Buyer’s employment offer by one or more Business Employees; and (x) any actions that are required to be taken by Seller pursuant to this Agreement or that are requested by Buyer, or any actions not taken by Seller at the request of Buyer or pursuant to this Agreement.

(hhhh) “Measurement Time” shall mean 12:00 a.m. (Pacific Time) on the Closing Date.

(iiii) “Merger” shall have the meaning ascribed to such term in the Merger Agreement.

(jjjj) “Merger Agreement” shall mean that certain Agreement and Plan of Merger by and among Seller, Converge Buyer and the other parties thereto, dated even with the date hereof.

(kkkk) “Merger Closing” shall have the meaning ascribed to the term “Closing” in the Merger Agreement.

(llll) “Non-Transferable Contracts” shall have the meaning ascribed to such term in Section 2.7.

(mmmm) “Non-Transferred Employee” shall mean each Business Employee who is not a Transferred Employee.

(nnnn) “Notice of Third Party Claim” shall have the meaning ascribed to such term in Section 7.5(a).

(oooo) “Objection Notice” shall have the meaning ascribed to such term in Section 7.4(b).

(pppp) “Objection Resolution Period” shall have the meaning ascribed to such term in Section 2.9(c).

(qqqq) “Open Source Software” shall mean Software subject to any license (including Copyleft Licenses) meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) or any substantially similar license, including any license approved by the Open Source Initiative and any Creative Commons License, or any other license that is commonly referred to as an “open source”, “free software”, “copyleft”, or “community source code” license.

(rrrr) “Option Exchange Ratio” shall mean the fraction determined by dividing (A) the Company Common Stock Value by (B) the volume weighted average per share price of Guarantor common stock on the Nasdaq Stock Market for the ten (10) trading days immediately preceding (but not including) the date on which the Closing Date occurs, rounded to four decimal places.

(ssss) “Order” shall mean any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.

(tttt) “Ordinary Course of Business” shall mean the ordinary and usual course of normal day-to-day operations of the Business as conducted by Seller through the date hereof, consistent with past practice in type, amount and timing.

(uuuu) “Organizational Documents” means, as applicable, the certificate or articles of incorporation, certificate or articles of formation or organization, as applicable, and bylaws, shareholder agreements, operating agreements, partnership agreements and any similar governing or constitutive documents or agreements of any Person, each as currently in effect.

(vvvv) “Overhead and Shared Services” shall mean the following corporate shared services that are provided to both the Business and other businesses of Seller: finance and accounting support, travel and entertainment services, temporary labor services, office supplies services (including copiers and faxes), personal telecommunications services, employees’ and contractors’ personal computer/telecommunications maintenance and support services, energy/utilities services, manufacturing technology and operations, procurement and supply chain services and arrangements, treasury services, public relations, legal and risk management services (including workers’ compensation), payroll services, employees’ and contractors’ telephone/online connectivity services, accounting services, tax services, internal audit services, executive management services, investor relations services, human resources and employee relations management services, employee benefits services, credit, collections and accounts payable services, property management services, environmental support services and customs and excise services or similar corporate shared services.

(wwww) “Overhead and Shared Services Employees” shall mean the individuals listed on Schedule 1.1(wwww), which may be updated prior to the Closing to include such individuals who primarily provide Overhead and Shares Services and who are hired after the date hereof.

(xxxx) “Party” and “Parties” shall have the meaning ascribed to such term in the Preamble.

(yyyy) “Patent Assignment Agreement” shall have the meaning ascribed to such term in Section 2.10.

(zzzz) “Patents” shall have the meaning ascribed to such term in Section 1.1(zzz).

(aaaaa) “Permitted Encumbrances” shall mean any (i) liens for Taxes, assessments and other governmental charges or of landlords, or in favor of carriers, warehouseman, mechanics and material men incurred in the Ordinary Course of Business, in each case, for sums not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with the Accounting Policies have been established; (ii) purchase money liens to the extent that the underlying obligation is an Assumed Liability; and (iii) the rights granted to Seller and Comcast Corporation with respect to the Transferred Patents pursuant to the Amended and Restated Settlement and Patent License Agreement.

(bbbbb) “Person” shall mean any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, including any Governmental Entity.

(ccccc) “Personal Data” means all data relating to one or more individual(s) that identifies an individual or, in combination with any other information or data collected, held, or otherwise processed by Seller or any of the Acquired Companies, is capable of identifying an individual, such as that individual’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, IP address, or device or machine identifier, including all such data collected through a mobile or other electronic device.

(ddddd) “Post-Closing Period” shall mean any taxable period or portion of a period that begins after the Closing Date, including the post-Closing portion of any Straddle Period.

(eeeee) “Pre-Closing Period” shall mean any taxable period or portion of a period that ends on or before the Closing Date, including the pre-Closing portion of any Straddle Period.

(fffff) “Privacy Agreements” shall have the meaning ascribed to such term in Section 3.17.

(ggggg) “Privacy and Data Security Policies” shall have the meaning ascribed to such term in Section 3.17.

(hhhhh) “Privacy Laws” shall have the meaning ascribed to such term in Section 3.17(a).

(iiiii) “Pro Rata Basis” shall mean, with respect to the Seller Stockholders, in accordance with such Seller Stockholder’s Pro Rata Portion (as that term is defined in the Merger Agreement).

(jjjjj) “Purchase Price” shall mean an amount equal to the Initial Purchase Price, as adjusted pursuant to Section 2.9.

(kkkkk) “Real Property Lease” shall have the meaning ascribed to such term in Section 3.19(a).

(lllll) “Registered Intellectual Property” shall mean all registrations and applications for registration that are included in the Transferred Intellectual Property Rights.

(mmmmm) “Regulatory Approvals” shall have the meaning ascribed to such term in Section 5.2(a).

(nnnnn) “Representative” shall mean, with respect to any Person, any officer, director, principal, manager, member, attorney, agent, employee, or other authorized representative of such Person.

(ooooo) “Required Stockholder Vote” means the affirmative vote or consent of (i) a majority of the issued and outstanding shares of Company Stock voting together as a single class (with each share of Company Preferred Stock entitled to the number of votes per share that equals the number of shares of Company Common Stock into which each such share of Company Preferred Stock is then convertible in accordance with the terms of the Seller’s Organizational Documents), (ii) a majority of the issued and outstanding shares of Company Preferred Stock, voting separately from the holders of Company Common Stock, and (iii) a majority of the issued and outstanding shares of the Seller’s Series D Preferred Stock, voting separately from the holders of all other Company Stock.

(ppppp) “Resolution Period” shall have the meaning ascribed to such term in Section 2.12.

(qqqqq) “Response Notice” shall have the meaning ascribed to such term in Section 10.13(b).

(rrrrr) “Restricted Share” means each unvested restricted share of Company Common Stock which was early exercised pursuant to the terms of a Company Stock Option.

(sssss) “Section 338(h)(10) Election” shall have the meaning ascribed to such term in Section 5.7.

(ttttt) “Securities” means all of the issued and outstanding capital stock of Icontrol Canada.

(uuuuu) “Security Incident” means the actual unauthorized processing, loss, use, disclosure, alteration, destruction or other compromise or acquisition of or access to any Personal Data or actual intrusion by an unauthorized third party into Seller’s computers, networks, or servers.

(vvvvv) “Seller” shall have the meaning ascribed to such term in the Preamble.

(wwwww) “Seller Certificate” shall have the meaning ascribed to such term in Section 6.2(c).

(xxxxx) “Seller Closing Deliverables” shall have the meaning ascribed to such term in Section 2.10.

(yyyyy) “Seller Indemnified Party” shall have the meaning ascribed to such term in Section 7.2(a)(iv).

(zzzzz) “Seller Properties” shall have the meaning ascribed to such term in Section 3.19(a).

(aaaaaa) “Seller Stockholder Representative Fund” shall have the meaning ascribed to the term “Equityholders Representative Expense Fund” in the Merger Agreement.

(bbbbbb) “Seller Trademarks” shall have the meaning ascribed to such term in Section 5.10(a).

(cccccc) “Software” shall mean all (i) computer programs, including any software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) data, databases and compilations, including any collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) documentation, including user manuals and other training documentation, related to any of the foregoing.

(dddddd) “Straddle Period” shall mean any taxable period that begins on or before the Closing Date and ends after the Closing Date.

(eeeeee) “Straddle Period Tax” shall have the meaning ascribed to such term in Section 5.7(b)(ii).

(ffffff) “Support Agreements” shall have the meaning ascribed to such term in Section 5.19.

(gggggg) “subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, corporation or organization or by any one or more of its subsidiaries, or (ii) such party, corporation or organization or any other subsidiary of such party, corporation or organization is a general partner (excluding any such partnership where such party, corporation or organization or any subsidiary of such party does not have a majority of the voting interest in such partnership).

(hhhhhh) “Survival Periods” shall have the meaning ascribed to such term in Section 7.1.

(iiiiii) “Target Working Capital” shall have the meaning ascribed to such term in Section 2.9(a).

(jjjjjj) “Tax Returns” shall mean all reports, returns, information returns, declarations, statements or other information filed or required to be filed with a Taxing Authority in connection with Taxes, including any elections, schedules, addenda, attachments and amendments.

(kkkkkk) “Taxes” shall mean (i) all charges, fees, imposts, levies, assessments or taxes, including income, gross receipts, ad valorem, capital, value-added, excise, property, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, health insurance, insurance premiums, social security, business license, business organization, environmental, workers compensation, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise, estimated taxes and other taxes of any nature whatsoever imposed by the United States or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any state, local or foreign government or any other Taxing Authority; (ii) any interest, penalties, fines, assessments, additional amounts or additions to tax imposed by a Taxing Authority resulting from, attributable to or incurred in connection with any item in clause (i) above; and (iii) any liability in respect of any items described in clauses (i) or (ii) above payable by reason of Contract, assumption, successor or transferee liability, operation of Law, United States Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under Law), as a result of any express or implied obligation to indemnify any other Person, or otherwise.

(llllll) “Taxing Authority” shall mean any governmental or regulatory authority, body or instrumentality exercising any authority to impose, regulate or administer the imposition of Taxes.

(mmmmmm) “Technology” shall mean all Software, content, information, databases, data collections, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, product roadmaps, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), discoveries, improvements, apparatus, creations, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

(nnnnnn) “Termination Date” shall have the meaning ascribed to such term in Section 8.1(d).

(oooooo) “Third Party Claim” shall have the meaning ascribed to such term in Section 7.5(a).

(pppppp) “Third Party Defense” shall have the meaning ascribed to such term in Section 7.5(b).

(qqqqqq) “Trademark Assignment Agreement” shall have the meaning ascribed to such term in Section 2.10.

(rrrrrr) “Trademarks” shall have the meaning ascribed to such term in Section 1.1(zzz).

(ssssss) “Trade Secrets” shall have the meaning ascribed to such term in Section 1.1(zzz).

(tttttt) “Transaction Materials” shall have the meaning ascribed to such term in Section 5.8.

(uuuuuu) “Transactions” shall have the meaning ascribed to such term in paragraph B of the Recitals.

(vvvvvv) “Transfer Taxes” shall have the meaning ascribed to such term in Section 5.7(a).

(wwwwww) “Transferred Assets” shall have the meaning ascribed to such term in Section 2.2.

(xxxxxx) “Transferred Contracts” shall mean those Contracts set forth in Schedule 2, which Schedule 2 may be updated by the Seller prior to Closing to include any Contracts entered into after the date hereof that are primarily related to the Business.

(yyyyyy) “Transferred Employee” shall mean each Business Employee who commences employment with Buyer or one of its affiliates as a result of an offer of employment made under Section 5.9(a)(i), or any Business Employee employed by an Acquired Company who remains employed by such Acquired Company immediately after the Closing.

(zzzzzz) “Transferred Equipment” shall mean the capital equipment set forth in Schedule 3, which Schedule 3 may be updated by the Seller prior to Closing to include any capital equipment acquired after the date hereof in accordance with Section 5.3 that is primarily used in the Business.

(aaaaaaa) “Transferred Intellectual Property Rights” shall mean the Transferred Patents, Transferred Trademarks, and all other Intellectual Property Rights (excluding Patents and Trademarks) that are owned by Seller and its subsidiaries as of the Closing and are primarily related to the Business, and all royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing.

(bbbbbbb) “Transferred Patents” shall mean those Patents set forth in Schedule 4.

(ccccccc) “Transferred Technology” shall mean the Technology that is owned by Seller and its subsidiaries as of the Closing and is primarily related to the Business, including the Technology identified in Schedule 5, which Schedule 5 may be updated by the Seller prior to Closing to include any Technology acquired after the date hereof in accordance with Section 5.3 that is primarily related to the Business.

(ddddddd) “Transferred Trademarks” shall mean the Trademarks listed on Schedule 6.

(eeeeeee) “Transition Services Agreement” shall mean the Transition Services Agreement in substantially the form attached hereto as Exhibit I.

(fffffff) “Willful Breach” shall mean a material breach that is a consequence of an act undertaken by a party with the knowledge that the taking of the act would cause a material breach of this Agreement.

(ggggggg) “Working Capital Escrow Amount” shall mean $500,000.

(hhhhhhh) “Working Capital Escrow Fund” shall have the meaning ascribed to such term in Section 2.8(a).

(iiiiiii) “Written Consent” means the written consent of stockholders in the form attached hereto as Exhibit K.

1.2 Construction. Unless otherwise expressly provided, for purposes of this Agreement the following rules of interpretation shall apply:

(a) The terms “dollars” and “$” shall mean United States of America dollars.

(b) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(c) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(d) Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(e) Any reference to any agreement, document or instrument shall mean such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof.

(f) When reference is made in this Agreement to “Articles,” “Schedules,” “Sections” and “Exhibits” are intended to refer to Articles, Schedules, Sections and Exhibits to this Agreement, except as otherwise indicated.

(g) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Where a word or phrase is defined, each of its other grammatical forms shall have a corresponding meaning

(h) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(i) With respect to the determination of any period of time, “from” shall mean “from and including” and “to” shall mean “to but excluding.”

(j) Whenever the words “hereunder,” “hereof,” “hereto,” and words of similar import are used in this Agreement, they shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof.

(k) The word “or” is used in the inclusive sense of “and/or.” The terms “or,” “any” and “either” are not exclusive.

ARTICLE II

THE TRANSACTION

2.1 The Transaction. On the Closing Date and effective as of the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in, to and under the Transferred Assets, free and clear of all Encumbrances other than Permitted Encumbrances, in exchange for (a) a cash payment to Seller in an amount equal to the Closing Payment, determined and payable in accordance with Sections 2.9 and 2.11, (b) Seller’s entitlement and other rights in and to the Escrow Amount, including those set forth in Sections 2.8 and 2.9, and (c) the assumption by Buyer of the Assumed Liabilities.

2.2 Transferred Assets. For purposes of this Agreement, the term “Transferred Assets” shall mean the Securities and all of the other assets, properties and rights (other than those already held by the Acquired Companies) primarily related to the Business, including, without limitation, those set forth or described in this Section 2.2 (in each case other than the Excluded Assets):

(a) the Transferred Equipment;

(b) the Transferred Intellectual Property Rights;

(c) all non-copyable Transferred Technology;

(d) all copies and tangible embodiments of all Transferred Technology that is exclusively used in the Business (except that Seller may retain such copies and embodiments that are needed to fulfill obligations under Non-Transferable Contracts, if any, until such Non-Transferable Contracts are assigned to Buyer), and at least one (1) copy of all copyable Transferred Technology that is used in the Business (but not exclusively);

(e) all of Seller’s rights in or to the Transferred Contracts;

(f) the Business Records which are primarily related to the Business, and, solely to the extent such transfer may be made in accordance with applicable Law, personnel records pertaining to any Transferred Employee;

(g) the accounts receivable related to the Transferred Contracts;

(h) the goodwill associated with the Transferred Trademarks;

(i) all warranties, rights, claims and causes of action against third parties, including any rights and defenses related thereto, to the extent related to the Transferred Assets or the Business;

(j) all claims and causes of action, including any rights and defenses related thereto, relating to the matters set forth on Section 2.2(j) of the Business Disclosure Schedule; and

(k) all claims, causes of action and rights of recovery under insurance policies of Seller, including any rights and defenses related thereto, to the extent related to the Transferred Assets, the Assumed Liabilities or the Business (the “Transferred Insurance Claims”).

2.3 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, it is hereby expressly acknowledged and agreed that the Transferred Assets shall not include, and, at the Closing, Seller is not selling, conveying, assigning, transferring or delivering to Buyer, and Buyer is not purchasing, acquiring or accepting from Seller, any rights, properties or assets other than the Transferred Assets, including, without limitation, those set forth or described in this Section 2.3 (the rights, properties and assets expressly excluded by this Section 2.3 or not expressly included in the Transferred Assets being referred to herein as the “Excluded Assets”):

(a) all cash, cash equivalents, bank deposits or similar cash items of Seller, whether or not arising from the conduct of the Business;

(b) all rights to and under insurance policies of Seller, other than Transferred Insurance Claims;

(c) all (i) personnel records pertaining to any Non-Transferred Employee; (ii) personnel records pertaining to any Business Employee solely to the extent that they may not be transferred to Buyer in accordance with applicable Law; (iii) records prepared in preparation of the sale of the Transferred Assets; (iv) other books and records that Seller is required by Law to retain; provided, however, that (A) Buyer shall have the right to make copies of any portions of such retained books and records that relate solely to the Business or any of the Transferred Assets (subject to clause (B) of this Section 2.3(c)), and (B) Seller may redact any Trade Secrets or confidential information of Seller or its affiliates reflected in such books and records that do not relate solely to the Business, Transferred Assets, or Assumed Liabilities; and (iv) information management systems of Seller other than those solely used or held for use in the operation or conduct of the Business and residing on computer hardware included as a Transferred Asset;

(d) any claim, right or interest of Seller or any of its affiliates in or to any refund, credit, rebate, abatement or other recovery for Taxes arising from, or attributable to the Business or the Transferred Assets for any Pre-Closing Period, together with any interest due thereon or penalty rebate arising therefrom.

(e) all Intellectual Property Rights that are not Transferred Intellectual Property Rights;

(f) all rights, claims or causes of action of Seller arising under this Agreement and the Ancillary Agreements;

(g) all Contracts that are not Transferred Contracts;

(h) all fixtures, lab and office equipment and other personal property, other than the Transferred Equipment;

(i) the assets of any Business Plans and any trusts, service agreements, insurance policies or other agreements relating thereto;

(j) all interests in real property except pursuant to Seller’s lease of the premises located in Redwood City, California (as more particularly set forth in Section 3.19(a) of the Business Disclosure Schedule);

(k) all Technology that is not Transferred Technology; and

(l) without limiting the foregoing, all rights and interests to and under the assets set forth in Section 2.3(l) of the Business Disclosure Schedule.

2.4 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Buyer and Seller shall each execute and deliver to the other the Assumption Agreement, pursuant to which Seller shall assign and Buyer shall accept, assume and agree to pay, perform or otherwise discharge the liabilities and obligations of Seller pursuant to and under the Assumed Liabilities (subject to the last paragraph of this Section 2.4 and Buyer’s right to contest the obligations under such Assumed Liabilities). For purposes of this Agreement, the term “Assumed Liabilities” shall mean the following Liabilities of Seller:

(a) all Liabilities relating to any Business Employees or Former Business Employees, whether arising out of events or circumstances occurring prior to, on or following the Closing Date, including, for the avoidance of doubt, any and all Liabilities, losses, claims, damages, costs or expenses (including attorneys’ fees) arising from or in connection with the cancellation of any unvested Company Stock Option or restricted share of Company Common Stock held by a Business Employee or Former Business Employee, including any action, claim, suit or proceeding brought against Seller or any of its Affiliates in respect of such unvested Company Stock Option or restricted share of Company Common Stock in which consideration for such unvested Company Stock Option or restricted share of Company Common Stock may be sought, other than claims incurred to the extent covered, based on Seller’s payment of premiums made prior to the Closing Date, under any insured Seller ERISA group health and welfare plan in accordance with the terms of any such plan, or as otherwise assumed by the Buyer or one of its affiliates under Section 5.9 or Section 5.19;

(b) all Liabilities arising under the Transferred Contracts or in connection with the matters under Section 2.7, whether such Liabilities arise from or relate to any activities or events occurring prior to, on or after the Closing;

(c) unless specifically enumerated as an Excluded Liability pursuant to a subsection of Section 2.5, any Liability to the extent arising out of or relating to the operation or conduct of the Business or the Transferred Assets, whether prior to, on or following the Closing Date (including, for the avoidance of doubt, all Liabilities with respect to (i) Transfer Taxes, (ii) Taxes (including income Taxes) with respect to the Acquired Companies whether arising prior to, on or following the Closing Date, (iii) non-income Taxes with respect to the operation of the Business or the Transferred Assets (other than such Taxes with respect to the Acquired Companies, which are included in Section 2.4(c)(ii) above) whether arising prior to, on or following the Closing Date, and (iv) income Taxes arising from or relating to the operation of the Business or the Transferred Assets (other than such Taxes with respect to the Acquired Companies, which are included in Section 2.4(c)(ii) above) with respect to a Post-Closing Period (including, for the avoidance of doubt, the portion of income Taxes that are Straddle Period Taxes allocated to the Post-Closing Period pursuant to Section 5.7(b)(ii))); and

(d) all Liabilities arising out of or due to the failure of the Parties to comply with “bulk transfer,” “bulk sales” or fraudulent transfer Laws; and

(e) all Liabilities set forth in Section 2.4(e) of the Business Disclosure Schedule.

Notwithstanding anything herein to the contrary and for the avoidance of doubt, the fact that a Liability may fall under the definition of “Assumed Liabilities” and may have been assumed by the Buyer hereunder, shall not in any respect prevent Buyer from seeking or receiving indemnification hereunder with respect to such Liability to the extent the Buyer is entitled to indemnity with respect to such liability or obligation pursuant to the terms of Article VII. For explanation purposes, if a Liability is an Assumed Liability but also constitutes a breach of a representation and warranty made by Seller, Buyer shall be entitled to be indemnified with respect to such Liability from the Seller Stockholders pursuant to Article VII.

2.5 Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, Buyer shall not assume (or be deemed to assume) or be obligated to pay, perform or otherwise discharge any Excluded Liabilities, and all Excluded Liabilities shall continue to be Liabilities of Seller. For purposes of this Agreement, the term “Excluded Liabilities” shall mean all obligations and Liabilities of Seller and its Affiliates other than Assumed Liabilities, and the following Liabilities described in this Section 2.5:

(a) all Liabilities with respect to income Taxes (i) of Seller and its affiliates other than the Acquired Companies or (ii) arising from or relating to the Transferred Assets, Assumed Liabilities or the conduct or operation of the Business (other than such Taxes with respect to the Acquired Companies), in each case, with respect to any Pre-Closing Period (including, for the avoidance of doubt, the portion of income Taxes that are Straddle Period Taxes allocated to the Pre-Closing Period pursuant to Section 5.7(b)(ii));

(b) all accounts payable consisting of intercompany payables to Seller or any of its affiliates;

(c) all Liabilities to the extent arising from or relating to any Excluded Assets;

(d) all Liabilities of Seller or any of its affiliates, including Liabilities with respect to Taxes, to the extent not arising from or related to the Business, the Transferred Assets, Business Employees, or Former Business Employees;

(e) all Liabilities consisting of, arising out of, under or in connection with any Indebtedness of Seller or any of its affiliates;

(f) all Liabilities in respect of the Business Plans, payroll, vacation, sick leave, paid time off or other unused leave entitlements, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller’s or its affiliates’ employees or former employees or both, including Liabilities under any employment severance, retention or termination agreement with any employee of Seller or any of its affiliates, except to the extent specifically assumed by the Buyer or one of its affiliates under Section 2.4(a), 5.9 or 5.19; and

(g) all Liabilities arising from or relating to the Overhead and Shared Services Employees, except as provided for in the Transition Services Agreement;

(h) all Liabilities set forth in Section 2.5(h) of the Business Disclosure Schedule.

2.6 The Closing. Unless this Agreement is terminated pursuant to Article VIII, the closing of the Transactions (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, as soon as practicable (and in any event not later than three (3) business days) after the satisfaction or waiver of all conditions set forth in Article VI hereof (other than those conditions that, by their terms, are not capable of being satisfied or waived until the Closing, but subject to the satisfaction or waiver of those conditions at such time), or such other date or place as may be mutually agreed to in writing by the Parties (the “Closing Date”).

2.7 Non-Transferable Contracts. Notwithstanding anything to the contrary herein, if any Transferred Contract is not assignable or transferable (each, a “Non-Transferable Contract”) without a Consent, and any such Consent is not obtained on or prior to the Closing Date, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Transferable Contract, and Buyer shall not assume Seller’s rights or obligations under such Non-Transferable Contract, and instead Seller shall use reasonable commercial efforts to obtain any such Consent as soon as reasonably practicable after the Closing Date and thereafter Seller shall transfer and assign to Buyer such Non-Transferable Contract. For the avoidance of doubt, as between Seller and Buyer, except as set forth in this Section 2.7, Non-Transferable Contracts shall be treated as Transferred Contracts for all purposes under this Agreement. After the Closing, Seller shall use reasonable commercial efforts to provide Buyer with all of the rights and benefits of any Non-Transferable Contracts after the Closing as if the appropriate Consent had been obtained, including by granting subleases, sublicenses or other rights and establishing arrangements whereby Buyer shall have the benefits of and shall bear the burdens of and undertake the obligation to perform under the Non-Transferable Contracts (including enforcement for the benefit of Buyer of any and all rights of Seller against any other party arising out of any breach or cancellation of any such Non-Transferable Contracts by such other party and, if requested by Buyer, taking such other actions as Buyer shall otherwise reasonably require). Any costs incurred by Seller after the Closing in order to comply with this Section 2.7 shall be borne by Buyer.

2.8 Escrow.

(a) Establishment of Escrow Fund. At and upon the Closing, Buyer shall deposit with the Escrow Agent the Escrow Amount in order to provide a fund for the payment of (i) any claims for which Buyer Indemnified Parties are entitled to indemnification pursuant to Section 7.2(a) (it being understood that the General Escrow Fund shall be funded solely for the benefit of satisfying obligations of the Seller Stockholders and shall not be available to satisfy any claims against Seller or its affiliates under Section 7.2(c)) and (ii) any amounts that may be owed to Buyer pursuant to Section 2.9(b). Buyer shall remit the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to an account designated by the Escrow Agent, to be held pursuant to the terms of the Escrow Agreement substantially in the form attached hereto as Exhibit D. The General Escrow Amount deposited with the Escrow Agent plus all accrued interest thereon shall be referred to as the “General Escrow Fund”, and the Working Capital Escrow Amount deposited with the Escrow Agent plus all accrued interest thereon shall be referred to as the “Working Capital Escrow Fund” (and together, the General Escrow Fund and the Working Capital Escrow Fund shall be referred to as the “Escrow Fund”). Each Party agrees to provide appropriate instructions, as necessary, to the Escrow Agent for disbursement of any amounts owing to the other Party from the Escrow Fund pursuant to this Agreement, including clauses (i) and (ii) of this Section 2.8(a).

(b) Distribution of General Escrow Fund. To the extent any funds from the General Escrow Amount remain in the General Escrow Fund as of the end of the Escrow Period (the “Release Date”) (after payment from such General Escrow Fund of all amounts determined to be due to Buyer by the Seller Stockholders under Article VII for any claims for which Buyer Indemnified Parties are entitled to indemnification pursuant to Section 7.2(a)), the Seller Stockholder Representative and Buyer shall provide joint instructions to Escrow Agent, in accordance with the Escrow Agreement, within five (5) business days after the Release Date, to disburse all such remaining funds in excess of the aggregate amount of Losses specified in all Claim Certificates received by the Seller Stockholder Representative prior to the Release Date to the Seller (for subsequent distribution to the former equity holders of Seller pursuant to the Merger Agreement), but only to the extent that such claims are pending and unresolved as of the Release Date and the amount of such Losses has been paid or incurred or could reasonably be expected to be incurred as determined in good faith by Buyer (such amount, the “Reserved Funds”). As promptly as practicable, and in any event no later than five (5) business days, following the resolution of any such pending claim, the Buyer and the Seller Stockholder Representative shall provide joint instructions to the Escrow Agent, in accordance with the Escrow Agreement, to (i) transfer to the applicable Buyer Indemnified Parties, the portion of the General Escrow Fund required to satisfy such claim, if any, and (ii) transfer to the Seller (for subsequent distribution to the former equity holders of Seller pursuant to the Merger Agreement) the excess of the balance of the General Escrow Fund remaining on deposit with the Escrow Agent as of such date, if any, following the transfer in clause (i), over the remaining Reserved Funds (calculated after giving effect to such resolution). Thereafter (i.e., after such initial release of amounts other than Reserved Funds), within ten (10) business days following the date on which all such pending claims have been fully and finally resolved, the Seller Stockholder Representative and Buyer shall provide joint instructions to Escrow Agent to disburse any amounts then remaining in the General Escrow Fund to the Seller (for subsequent distribution to the former equity holders of Seller pursuant to the Merger Agreement).

(c) Distribution of Working Capital Escrow Fund. The release and distribution of the Working Capital Escrow Amount from the Working Capital Escrow Fund shall be governed by Section 2.9(b)(ii).

2.9 Purchase Price Adjustment.

(a) Closing Adjustment. At least four (4) business days before the Closing, Seller shall prepare and deliver to Buyer (A) a statement (the “Estimated Closing Working Capital Statement”) setting forth in reasonable detail Seller’s good faith estimates of the Closing Working Capital and each component thereof, and all supporting calculations, schedules, and documentation therefor (the “Estimated Closing Working Capital”), and (B) a certificate of the chief financial officer of Seller that the Estimated Closing Working Capital Statement was prepared in accordance with the Accounting Policies. By way of illustration, a sample calculation of Estimated Closing Working Capital as of March 31, 2016 is set forth on Schedule 2.9 attached hereto. The Parties shall negotiate in good faith to resolve any dispute related to the calculation of the Estimated Closing Working Capital within three (3) business days of Seller’s delivery of the Estimated Closing Working Capital Statement and, to the extent applicable, such estimated amount shall be adjusted to reflect any changes mutually agreed to by the Parties; provided, however, that if the Parties are unable to reach agreement within such three (3) business day period with respect to any such dispute, the Buyer shall nevertheless proceed to the Closing, subject to the terms and conditions set forth herein, and, in such an event, Buyer shall pay to Sellers at the Closing the Closing Payment determined based upon the Estimated Closing Working Capital Statement as delivered by Seller (it being understood that with respect to any unresolved items, the Estimated Closing Working Capital Statement as delivered by Seller shall control solely for purposes of determining the amounts payable at the Closing, but shall not limit or otherwise affect Buyer’s remedies under this Agreement or otherwise, or constitute an acknowledgement by Buyer of the accuracy of the amounts reflected thereof). The Closing Payment shall be increased or decreased, respectively, dollar-for-dollar by the amount that the Estimated Closing Working Capital is more than or less than $3,150,000 (the “Target Working Capital”) (such increase or decrease, as applicable, the “Closing Payment Adjustment”).

(b) Post-Closing Adjustment.

(i) Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Seller Stockholder Representative, with a copy to Seller, a statement (the “Closing Working Capital Statement”) setting forth in reasonable detail its good faith determination of Closing Working Capital (and each component thereof), and all supporting calculations, schedules, and documentation therefor, and the Adjustment Amount, if any, payable pursuant to Section 2.9(b)(ii), which statement shall include certificate of the chief financial officer of Buyer that the Closing Working Capital Statement was prepared in accordance with the Accounting Policies. “Adjustment Amount” shall mean the amount equal to (i) the Closing Working Capital minus (ii) the sum of (x) the Estimated Closing Working Capital plus, (y) solely to the extent that there is an increase in deferred revenue (general ledger account range 23000 and 23500) not included in the sample calculation of Estimated Closing Working Capital as of March 31, 2016 as set forth on Schedule 2.9 attached hereto (general ledger accounts 23060, 23200, 23290, 23605 and 23610) exceeding $100,000 in the aggregate between March 31, 2016 and the Closing, an amount equal to 50% of such increase in deferred revenue as of the Measurement Time.

(ii) Within ten (10) business days after the Closing Working Capital Statement, the Adjustment Amount and all Disputed Amounts are determined in accordance with the procedures set forth in Section 2.9(c), (A) if the Adjustment Amount is a positive number in excess of $50,000, then the Working Capital Escrow Fund shall be released to the Seller (for subsequent distribution to the former equity holders of Seller pursuant to the Merger Agreement) and Buyer shall pay to the Seller (for subsequent distribution to the former equity holders of Seller pursuant to the Merger Agreement) an amount equal to such Adjustment Amount, and (B) if the Adjustment Amount is a negative number with an absolute value in excess of $50,000, then (1) to the extent the Working Capital Escrow Amount is equal to or exceeds the absolute value of the Adjustment Amount, the Adjustment Amount shall be released to Buyer from the Working Capital Escrow Fund and the remaining Working Capital Escrow Amount, if any, shall be released to the Seller (for subsequent distribution to the former equity holders of Seller pursuant to the Merger Agreement); and (2) to the extent the absolute value of the Adjustment Amount exceeds the Working Capital Escrow Amount, the entire Working Capital Escrow Amount shall be released to Buyer and the Buyer may recover the amount of such excess solely from the General Escrow Fund. For purposes of clarification, no adjustment shall be made to the Purchase Price if the Adjustment Amount, as finally determined in accordance with this Section 2.9, is a positive or negative number with an absolute value less than or equal to $50,000 and the entirety of the Working Capital Escrow Amount shall be released to the Seller (for subsequent distribution to the former equity holders of Seller pursuant to the Merger Agreement). Within ten (10) business days after the Closing Working Capital Statement, the Adjustment Amount and all Disputed Amounts are determined in accordance with the procedures set forth in Section 2.9(c), the Buyer and the Seller Stockholder Representative shall jointly instruct the Escrow Agent to pay to Buyer or the Seller (for subsequent distribution to the former equity holders of Seller pursuant to the Merger Agreement) any amounts due either of them under this Section 2.9(b)(ii).

(c) Examination and Review.

(i) After receipt of the Closing Working Capital Statement, the Seller Stockholder Representative shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During such Review Period, the Seller Stockholder Representative and its accountants shall have reasonable access to the books and records (via electronic means to the extent available) of the Business, as the Seller Stockholder Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement, to the extent that they relate to the Closing Working Capital Statement, and Buyer and Seller shall make available its employees and outside accountants knowledgeable about the information used in, and the preparation of, the Closing Working Capital Statement, (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege, protect any proprietary or confidential information unrelated to the Business, or comply with third-party confidentiality obligations); provided, however, that such access does not unreasonably disrupt the normal operations of the business of Buyer or Seller. Any dispute regarding whether access was reasonable will be resolved by the Accountant and shall be final and binding.

(ii) On or prior to the last day of the Review Period, the Seller Stockholder Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth the Seller Stockholder Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If the Seller Stockholder Representative fails to deliver such Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Adjustment Amount, as the case may be, reflected in the Closing Working Capital Statement prepared by Buyer shall be deemed to have been accepted by the Seller Stockholder Representative. If the Seller Stockholder Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and the Seller Stockholder Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Objection Resolution Period”), and, if the same are so resolved within the Objection Resolution Period, the Adjustment Amount and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and the Seller Stockholder Representative, shall be final and binding.

(iii) If the Seller Stockholder Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) may be referred by either Party to the Accountant (as selected and defined pursuant to Section 2.12) for resolution, and the determination of the Accountant shall be final and binding upon all Parties, and the fees and expenses of the Accountant shall be paid fifty percent (50%) by the Seller Stockholder Representative (solely on behalf of the Seller Stockholders) and fifty percent (50%) by Buyer.

(iv) The Accountant shall determine only those items remaining in dispute between Buyer and the Seller Stockholder Representative, and its determination with respect to any amount shall not be more favorable to Buyer than the amount thereof shown in Buyer’s calculations nor more favorable to the Seller Stockholder Representative than the amount thereof shown in the Seller Stockholder Representative’s calculations delivered pursuant to this Section 2.9. The

Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the Accountant may reasonably require or as the Parties shall agree in writing) after their engagement, and shall provide its reasonable basis for its determination, and, absent fraud or manifest error, its resolution of the Disputed Amounts and adjustments to the Closing Working Capital Statement and/or the Adjustment Amount shall be conclusive and binding upon the Parties. Each of Buyer and the Seller Stockholder Representative shall (A) enter into a customary engagement letter with the Accountant at the time such dispute is submitted to the Accountant and otherwise cooperate with the Accountant, (B) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Accountant in defense of their respective positions with respect to such disputed items and to submit a written statement and supporting material responding to the other Party’s position with respect to such disputed items and (C) subject to customary confidentiality and indemnity agreements, provide the Accountant with access to their respective books, records, personnel and representatives and such other information as the Accountant may require in order to render its determination. There shall be no ex parte communications between either Party and the Accountant.

(v) Except as otherwise provided herein, any payment of the Adjustment Amount shall be, without interest, and paid to Buyer within ten (10) business days of acceptance of the applicable Closing Working Capital Statement, or if there are Disputed Amounts then within ten (10) business days of the resolution described in clause (iv) above.

2.10 Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Buyer the following (all such deliveries, actions and payments, the “Seller Closing Deliverables”):

(a) duly executed counterparts of the License Agreements in the forms attached hereto as Exhibit A and Exhibit H;

(b) a duly executed counterpart of the Assumption Agreement in the form attached hereto as Exhibit B;

(c) a duly executed counterpart of the Bill of Sale in the form attached hereto as Exhibit C;

(d) a duly executed affidavit certifying Seller’s non-foreign status in accordance with Treasury Regulations Section 1.1445-2(b).

(e) a duly executed counterpart of the Escrow Agreement in the form attached hereto as Exhibit D (the “Escrow Agreement”);

(f) an assignment for the Transferred Trademarks in the form attached hereto as Exhibit E (the “Trademark Assignment Agreement”);

(g) the Seller Certificate;

(h) an assignment of the Transferred Patents in the form attached hereto as Exhibit F (the “Patent Assignment Agreement”);

(i) subject to the terms set forth in Section 2.7 above, a duly executed counterpart of the Assignment of Lease, in the form attached hereto as Exhibit G;

(j) a duly executed counterpart of the Transition Services Agreement in substantially the form attached hereto as Exhibit I;

(k) evidence, reasonably satisfactory to Buyer and its counsel that all Encumbrances (other than Permitted Encumbrances) on any of the Transferred Assets or the assets of the Acquired Companies shall have been released, discharged and terminated in full;

(l) possession of the tangible Transferred Assets (subject to Section 2.13);

(m) an updated Section 3.8(a)(i) of the Business Disclosure Schedule;

(n) a list of all occurrences that have occurred following the date of this Agreement that would have been required to be disclosed on Section 3.10 of the Business Disclosure Schedule if occurring prior to the date of this Agreement

(o) certificates evidencing the Securities and the equity interests of the Canada Subsidiary, if any, free and clear of all Encumbrances, duly endorsed in blank or accompanied by instruments of transfer duly executed in blank;

(p) written resignations of the officers, directors, managers and other individuals serving in similar positions of the Acquired Companies set forth on Section 2.10(p) of the Business Disclosure Schedule;

(q) evidence of termination of the Contracts set forth on Section 2.10(q) of the Business Disclosure Schedule;

(r) evidence of the assignment by Seller to Icontrol Canada of that certain Promissory Note, made by the Canada Subsidiary, dated April 3, 2014, in the principal amount of $9,000,000, in a form reasonably satisfactory to Buyer;

(s) at least five (5) business days prior to the Closing, an audit of Seller in accordance with auditing standards generally accepted in the United States, including the balance sheet as of December 31, 2015, and the related audited consolidated statements of comprehensive income, stockholders’ equity and cash flows for the year then ended in accordance with GAAP consistently applied in accordance with past practice, and together with an unqualified opinion from such independent auditor in connection therewith (the “2015 Financials”), and unrestricted and continued access granted to Buyer and its auditors to the related work papers during such period; and

(t) all other documents, instruments and writings required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement and the Ancillary Agreements, and all other documents, instruments, declarations, affidavits and writings reasonably requested by Buyer that are necessary for Seller to transfer the Transferred Assets and Assumed Liabilities.

2.11 Deliveries by Buyer. At the Closing, Buyer will (all such deliveries, actions and payments, the “Buyer Closing Deliverables”):

(a) deliver or cause to be delivered the following to Seller:

(i) duly executed counterparts of the License Agreements in the forms attached hereto as Exhibit A and Exhibit H;

(ii) a duly executed counterpart of the Assumption Agreement in the form attached hereto as Exhibit B;

(iii) a duly executed counterpart of the Bill of Sale in the form attached hereto as Exhibit C;

(iv) a duly executed counterpart of the Escrow Agreement in the form attached hereto as Exhibit D;

(v) the Buyer Certificate;

(vi) a duly executed counterpart of the Assignment of Lease in the form attached hereto as Exhibit G;

(vii) a duly executed counterpart of the Transition Services Agreement in substantially the form attached hereto as Exhibit I; and

(viii) all other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement and the Ancillary Agreements, and all other documents, instruments, declarations, affidavits and writings reasonably requested by Seller that are necessary for Buyer to assume the Assumed Liabilities; and

(b) pay to an escrow account designated by Seller the Closing Payment by wire transfer in immediately available funds; and

(c) deliver the Escrow Amount to the Escrow Agent to be held in the Escrow Fund pursuant to the terms of this Agreement and the Escrow Agreement.

Upon delivery of any payment by Buyer in accordance with this Section 2.11, Buyer’s obligations to pay such amounts to Seller shall be deemed satisfied and discharged to the extent of such payment.

2.12 Allocation of Purchase Price. Provided that Seller makes available to Buyer and its Representatives all relevant Records, personnel, and any other materials as reasonably requested by Buyer after the date hereof, the Buyer shall prepare and deliver to the Seller Stockholder Representative, at the Closing, an allocation of the Purchase Price and Assumed Liabilities (to the extent properly taken into account) among the Transferred Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Asset Acquisition Statement”). Buyer shall use reasonable efforts to provide a good faith estimate of such allocation (by taking into account the Target Working Capital and not taking into account any adjustment pursuant to Section 2.9(a)) no later than ten (10) business days prior to the Closing Date. Buyer shall use reasonable best efforts to provide Seller and the Converge Buyer with an estimate of the Purchase Price and Assumed Liabilities attributable to Icontrol Canada as soon as practicable after its receipt of the Estimated Closing Working Capital Statement. Within four (4) days of (i) any payment pursuant to this Agreement that is treated as a Purchase Price adjustment for Tax purposes, or (ii) Buyer determining that one or more non-material adjustments should be made to the Asset Acquisition Statement, the Buyer shall prepare and deliver to the Seller Stockholder Representative a revised Asset Acquisition Statement. The Seller Stockholder Representative shall have thirty (30) days after receipt of the Asset Acquisition Statement, to notify the Buyer in writing of any objections. If the Seller Stockholder Representative does not object in writing during such 30-day period, the Asset Acquisition Statement shall be final and binding on all Parties. If the Seller Stockholder Representative objects in writing during such 30-day period, the Parties shall cooperate in good faith to reach a mutually agreeable allocation of the Purchase Price, which allocation shall be binding on all Parties. If the Parties are unable to reach an agreement within fifteen (15) days of the Buyer’s receipt of the Seller Stockholder Representative’s objections to the Asset Acquisition Statement (the “Resolution Period”), any disputed items shall be referred to the Accountant (as selected and defined below) for resolution, and the determination of the Accountant shall be final and binding upon all Parties. The fees and expenses of the Accountant shall be divided equally among the Buyer and the Seller Stockholder Representative (solely on behalf of the Seller Stockholders). No Party shall take any Tax position inconsistent with such final allocation. If the Seller Stockholder Representative and Buyer are not able to resolve all disputed items identified by the Seller Stockholder Representative in its notice to Buyer within the time periods described above, then the items that remain in dispute shall be submitted to Deloitte & Touche LLP, or if Deloitte & Touche LLP declines to serve, a jointly selected internationally recognized accounting firm that is not the independent auditor for either the Seller Stockholder Representative (or any of its affiliates) or Buyer (or any of its affiliates), which firm shall, within ten (10) days, select a partner from such firm to act as arbitrator who does not have any prior contacts with the Seller Stockholder Representative or Buyer that reasonably would be expected to affect such partner’s ability to be impartial; provided, however, that if the Seller Stockholder Representative and Buyer are unable to select such accounting firm within fifteen (15) days after the end of the Resolution Period, either Buyer or the Seller Stockholder Representative may request the American Arbitration Association to appoint, within fifteen (15) days from the date of such request, a partner meeting the criteria set forth above with significant arbitration experience related to purchase price adjustment disputes. The individual partner selected by the accounting firm or the American Arbitration Association, as the case may be, shall be referred to herein as the “Accountant.”

2.13 Physical and Electronic Delivery. To the maximum extent practicable, all Software and other Technology to be delivered hereunder shall be delivered by electronic means in any reasonable manner specified by Seller. In the event any tangible Transferred Assets or assets of the Acquired Companies are not located within the Seller Properties, such assets will be delivered to Buyer after the Closing in the manner mutually agreed between the Parties in good faith.

2.14 Further Assurances. On and after the Closing, upon the reasonable request of a Party, each of the other applicable Parties shall prepare, execute and deliver such other and further agreements, instruments, certificates and other documents, and take, do and perform such other and further actions, as may be reasonably necessary or appropriate in order to effectuate the purposes and intent of this Agreement and to consummate the Transactions. In this regard, Seller and Buyer shall, and shall cause their respective affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to transfer and deliver to Buyer and its successors and assigns all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement, and to assure the assumption by Buyer from Seller and its affiliates and their successors and assigns of the liabilities and obligations intended to be assumed by Buyer under this Agreement, and to otherwise make effective the transactions contemplated hereby. Without limiting the generality of this Section 2.14, Seller will cooperate with Buyer with respect to enforcing any warranty that may exist with respect to Transferred Equipment procured by Seller from third parties; provided, that, any costs incurred by Seller in this regard after the Closing shall be borne by Buyer.

2.15 Bulk Sales Law. Buyer and Seller hereby waive compliance by Buyer and Seller with the requirements and provisions of any “bulk transfer,” “bulk sales” or fraudulent transfer Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred Assets to Buyer. Buyer agrees to indemnify, defend and hold harmless Seller and its affiliates from and against any claims arising out of or due to the failure to comply with such “bulk transfer,” “bulk sales” or fraudulent transfer Laws.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date, and except as set forth in the Business Disclosure Schedule provided by Seller to Buyer on the date hereof (the “Business Disclosure Schedule”) (as to which Buyer acknowledges and agrees that any matter disclosed pursuant to a section, subsection, paragraph or subparagraph of the Business Disclosure Schedule shall be deemed disclosed for all other purposes of the Business Disclosure

Schedule as and to the extent it is reasonably apparent solely from the face of such disclosure that such disclosure is applicable to such other section, subsection, paragraph or subparagraph of the Business Disclosure Schedule), the following:

3.1 Organization, Qualification; Corporate Power; Subsidiaries.

(a) Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Acquired Companies is a corporation or company, as applicable, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable (which jurisdictions are set forth on Section 3.1(a) of the Business Disclosure Schedule). Seller has all requisite corporate power and authority to carry on the Business and to own and use the Transferred Assets. Each of the Acquired Companies has all requisite corporate or company, as applicable, power and authority to carry on the Business and to conduct its business as now conducted and to own and operate its assets as now owned and operated by it. Seller and the Acquired Companies are duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of the Business or the ownership of the Transferred Assets and the assets of the Acquired Companies requires such qualification or authorization (which jurisdictions are set forth on Section 3.1(a) of the Business Disclosure Schedule), except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Business.

(b) Icontrol Canada owns 100% of the equity interests in the Canada Subsidiary. Other than the interests owned by Icontrol Canada in the Canada Subsidiary, none of the Acquired Companies owns beneficially or otherwise, directly or indirectly, any capital stock of, or other securities, equity or ownership interest in, or has any obligation to form or participate in, any other corporation, partnership or other Person. All of the outstanding shares of capital stock or other equity interests of the Acquired Companies have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller or Icontrol Canada, as applicable, free and clear of all Encumbrances. The Seller has good and marketable title to the Securities, and upon consummation of the transactions contemplated by this Agreement (in accordance with the terms of this Agreement), Buyer shall own all of the Securities, free and clear of all Encumbrances. Icontrol Canada has good and marketable title to the equity interests of the Canada Subsidiary. All of the outstanding shares of capital stock or other equity interests of each of the Acquired Companies were issued in compliance with applicable Laws. None of the outstanding shares of capital stock or other equity interests of any of the Acquired Companies was issued in violation of any agreement, arrangement or commitment to which Seller or any Acquired Company is a party or is subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests of any Acquired Company or obligating Seller or any Acquired Company to issue or sell any equity interests of, or any other interest in, any Acquired Company. None of the Acquired Companies has outstanding or authorized any stock or equity interest appreciation, phantom stock or equity, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the outstanding shares of capital stock or other equity interests of any Acquired Company.

(c) True, correct and complete copies of the Organizational Documents of the Acquired Companies, as currently in effect, have been delivered to Buyer. Section 3.1(c) of the Business Disclosure Schedule sets forth a true and correct list of the officers and directors or managers, as applicable, of each Acquired Company.

(d) Undisclosed Liabilities. None of the Acquired Companies, or Seller, in connection with the Business or the Transferred Assets, has any Liabilities, of a type that would be required to be reflected in, reserved against or otherwise described on a balance sheet prepared in accordance with GAAP or the notes thereto, except (a) those which are included in the final determination of Closing Working Capital, (b) those which are included in or reflected on the financial statements of Seller previously made available to Buyer, and (c) those which have been incurred in the Ordinary Course of Business consistent with past practice since December 31, 2015, none of which are, individually or in the aggregate, material to the Business.

(e) All receivables related to the Transferred Contracts reflected in the financial statements of Seller previously made available to Buyer, or which have arisen from the conduct of the Business since December 31, 2015, are valid and have arisen only from bona fide, arms-length transactions entered into in the Ordinary Course of Business, and, to the knowledge of Seller, are not subject to defease, offset or any counterclaim. Such receivables, net of reserves, are fairly presented in accordance with GAAP, consistently applied, in the financial statements of Seller previously made available to Buyer.

(f) As of the Closing Date, there are sufficient finished Business Products in inventory to fulfill any unshipped open orders pursuant to any Transferred Contracts related to the Piper business.

3.2 Authorization of Transaction.

(a) Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller (other than the Required Stockholder Vote). This Agreement has been, and each of the Ancillary Agreements will be at or prior to Closing, duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally and subject to rules of Law governing specific performance, injunctive relief and other equitable remedies. The Merger Agreement, the Merger, and the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of Seller (other than the Required Stockholder Vote).

(b) The Required Stockholder Vote is the only vote of the holders of the Seller’s capital stock necessary to approve this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. The Written Consent, when executed and delivered, shall constitute a valid, irrevocable and effective adoption of this Agreement by the Required Stockholder Vote in compliance with applicable Law and the Seller’s Organizational Documents.

3.3 Noncontravention. Except as specifically described in Section 3.3 of the Business Disclosure Schedule, the execution and delivery by Seller of this Agreement or the Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby or thereby do not and will not (a) conflict with or violate any provision of the Organizational Documents of Seller or any Acquired Company; (b) require on the part of Seller or any Acquired Company any filing with, or any authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), other than any filing, authorization, consent or approval required by the Hart-Scott Rodino Act; (c) result in the imposition of any Encumbrance upon any of the Transferred Assets or assets of the Acquired Companies other than a Permitted Encumbrance; (d) violate any Law or Order applicable to any of the Transferred Assets or assets of the Acquired Companies; or (e) result in the termination of any of the terms, conditions or provisions of, or constitute a breach or default under, accelerate any obligations arising under, trigger any payment under, require any consent under or any notice under, any Transferred Contract or any Contract to which any Acquired Company is a party (an “Acquired Company Contract”).

3.4 Title to and Condition of Tangible Transferred Assets; Sufficiency.

(a) Seller is the sole and exclusive owner of, and has good and marketable title to, or a valid and binding leasehold interest or license in, all tangible personal property included in the Transferred Assets, free and clear of any Encumbrance other than Permitted Encumbrances. Each of the Acquired Companies is the sole and exclusive owner of, and has good and marketable title to, or a valid and binding leasehold interest or license in, all of its respective tangible personal property, free and clear of any Encumbrance other than Permitted Encumbrances. Taken as a whole, such tangible personal property is in good operating condition (reasonable wear and tear excepted), adequate for the conduct of the Business, suitable for the uses to which it is currently employed, regularly and properly maintained, and not obsolete, dangerous when properly used by qualified personnel, or in need of renewal or replacement, except for renewal or replacement in the Ordinary Course of Business that is not material in nature or cost.

(b) Except for (i) the items set forth in Section 3.4(b) of the Business Disclosure Schedule, (ii) working capital, (iii) Overhead and Shared Services and the Software or other Technology used in Overhead and Shared Services, (iv) fixtures, lab and office equipment, and other personal property, other than the Transferred Equipment, (v) real property and facilities, (vi) licenses or other Contracts related to Open Source Software, and (vii) Intellectual Property Rights, products, services and Technology licensed or provided to Seller or its subsidiaries pursuant to the Inbound Licenses that are not Transferred Contracts: the Transferred Assets, together with the Intellectual Property Rights licensed to Buyer under the License Agreements, constitute all of the assets and include all Technology and Intellectual Property Rights owned or Controlled by or otherwise licensed to Seller and the Acquired Companies that are currently used in or necessary to operate the Business as currently conducted by Seller and the Acquired Companies; provided, however, that no representation or warranty is made in this Section 3.4(b) with respect to infringement of any Intellectual Property Rights, which is addressed solely in Section 3.5(h).

3.5 Intellectual Property Rights.

(a) Except as set forth on Section 3.5(a)(1) of the Business Disclosure Schedule, Seller exclusively owns legal and beneficial title to the Transferred Intellectual Property Rights and Transferred Technology free and clear of all Encumbrances other than Permitted Encumbrances. To the knowledge of Seller, the validity, subsistence and enforceability of the Transferred Intellectual Property Rights has not been contested. To the knowledge of Seller, the Transferred Intellectual Property Rights are valid. Seller has not granted to any Person any exclusive license or right under, or any right of first refusal, right of first negotiation, right of first offer or other similar preemptive right with respect to, any Transferred Intellectual Property Rights or Transferred Technology. Section 3.5(a)(2) of the Business Disclosure contains a complete and accurate list as of the date hereof of all licenses and other Contracts to which Seller or any Acquired Company is a party pursuant to which Seller or such Acquired Company authorizes a third party to use, practice any rights under, or grant sublicenses with respect to the Transferred Intellectual Property Rights or Transferred Technology, other than (i) the licenses granted in the License Agreements, (ii) non-exclusive and limited rights to use information relating to Transferred Intellectual Property Rights or Transferred Technology pursuant to confidentiality or non-disclosure Contracts entered into in the Ordinary Course of Business, and (iii) non-exclusive rights or non-exclusive licenses granted in the Ordinary Course of Business to customers, contractors, resellers, distributors and other distribution channels in connection with the sale, distribution, design, or development of products (“Out-Bound Licenses”).

(b) Section 3.5(b) of the Business Disclosure Schedule contains a complete and accurate list as of the date hereof of all licenses and other Contracts to which Seller or any Acquired Company is a party, under which Seller or any Acquired Company has the right to use, practice or otherwise exploit any Intellectual Property Rights or Technology of any Person, that is (the following being referred to as “Inbound Licenses”) (i) incorporated in or embedded in any of the Business Products, or (ii) used by Seller or any Acquired Company to design or develop Business Products, and in each case, other than licenses granted in the License Agreements and licenses or other Contracts (A) for Open Source Software, (B) that consist solely of “shrink-wrap” and similar commercially available end-user licenses that are generally available on reasonable terms, or (C) related to Software or other Technology used in Overhead and Shared Services and not incorporated or embedded in any of the Business Products.

(c) None of the source code for any Software included in the Transferred Technology has been licensed, provided or made available to any Person other than employees, contractors or consultants of Seller or an Acquired Company in each case who are subject to written Contracts that prohibit use or disclosure of such source code except to perform services for Seller or such Acquired Company. Except as set forth on Section 3.5(c) of the Business Disclosure Schedule, none of the source code for any Software included in the Transferred Technology is in escrow or under any obligation to be deposited in escrow or provided to any Person. Neither this Agreement nor the Transactions will cause a release from escrow of any source code for any Software included in the Transferred Technology.

(d) Section 3.5(d) of the Business Disclosure Schedule contains a complete and accurate list as of the date hereof of all Open Source Software included in, incorporated or embedded in, linked to, combined or distributed with, any Business Product. No Open Source Software has been included, incorporated or embedded in, linked to, combined or distributed with any Business Product, in each case, in a manner that obligates Seller or any Acquired Company (including as a condition to Seller’s or such Acquired Company’s use, distribution, or other exploitation of such Open Source Software) to (i) distribute or disclose in source code form any Transferred Technology or portion thereof; (ii) license any Transferred Technology or portion thereof for the purpose of preparing derivative works; (iii) license any Transferred Technology or portion thereof under terms that would allow such Transferred Technology or portion thereof to be reverse engineered, reverse assembled, or disassembled (other than by operation of law); or (iv) license or otherwise make available on a royalty free basis any Transferred Intellectual Property Rights, Transferred Technology or portion thereof.

(e) Other than as set forth on Section 3.5(e)(i) of the Business Disclosure Schedule, to the knowledge of Seller, no Person has infringed, violated, or misappropriated, or is infringing, violating or misappropriating any of the Transferred Intellectual Property Rights. Other than as set forth on Section 3.5(e)(ii) of the Business Disclosure Schedule, neither Seller nor any Acquired Company has made any written claims against any Person alleging, any infringement, violation or misappropriation of any of the Transferred Intellectual Property Rights.

(f) Neither Seller nor any Acquired Company or any of their respective affiliates has received any written notice or claim challenging Seller’s or any Acquired Company’s ownership of any Transferred Intellectual Property Rights or suggesting that any third party has any claim of legal or beneficial ownership with respect to any Transferred Intellectual Property Rights. There are no actions (including any oppositions, interferences or re-examinations) pending or, to the knowledge of Seller, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property Rights of any Person by Seller or any Acquired Company in connection with the Business; (ii) challenging the validity, enforceability, registrability or ownership of any Transferred Intellectual Property Rights or Seller’s or any Acquired Company’s rights with respect to any Transferred Intellectual Property Rights; or (iii) by Seller or any Acquired Company alleging any infringement, misappropriation, dilution or violation by any Person of any Transferred Intellectual Property Rights. Neither Seller nor any Acquired Company is subject to any outstanding or, to the knowledge of Seller, prospective Order (including any motion or petition therefor) that does or would restrict or impair the use of any Transferred Intellectual Property Rights or Transferred Technology.

(g) Section 3.5(g) of the Business Disclosure Schedule sets forth as of the date hereof (i) each item of Registered Intellectual Property, (ii) the record owner (and, if different, the beneficial owner) of such item; (iii) the jurisdiction in which such item is issued, registered or pending; and (iv) the issuance, registration or application date and number of such item. Except as set forth in Section 3.5(g) of the Business Disclosure Schedule, no issuance or registration obtained by Seller or any Acquired Company for any Transferred Intellectual Property Right has been cancelled, abandoned or not renewed, and all such registrations are in good standing. All required filings and fees related to the Registered Intellectual Property have been timely filed and paid.

(h) To the knowledge of Seller, the Business Products, including the use of the Transferred Intellectual Property Rights and Transferred Technology in connection therewith, do not infringe, violate, or misappropriate any Intellectual Property Rights of any other Person, and no Person has any claim that any of the foregoing infringes or violates any Intellectual Property Rights of any other Person.

(i) Seller and the Acquired Companies have taken reasonable and appropriate steps to maintain the confidentiality of all Trade Secrets or other confidential information of Seller and the Acquired Companies embodied in the Transferred Assets or the assets of the Acquired Companies, in each case that is not covered by an issued Patent.

(j) Each current and former employee, contractor, subcontractor, and consultant of Seller or any Acquired Company involved in the creation or development of any Transferred Technology or Transferred Intellectual Property Rights has entered into a valid and binding written non-disclosure and invention assignment Contract (in a form made available to Buyer prior to the date hereof) with Seller or such Acquired Company (or in the case of a subcontractor, with a contractor or consultant of Seller or such Acquired Company) sufficient to vest in Seller or such Acquired Company exclusive title in such Transferred Technology and Transferred Intellectual Property Rights. No such current or former employee, consultant, contractor, or subcontractor has any claim of ownership to any Transferred Technology or Transferred Intellectual Property Rights.

(k) No government funding and no facilities of a university, college, other educational institution or research center were used in the development of any Transferred Technology where, as a result of such funding or the use of such facilities, any government or any university, college, other educational institution or research center has any rights in such Transferred Technology.

(l) Neither this Agreement nor the Transactions will result in the grant to any Person of any ownership interest, license, Encumbrance, or other right with respect to any Transferred Intellectual Property Rights or Transferred Technology, other than as set forth in the License Agreements. At the Closing, all ownership of all Transferred Intellectual Property Rights and Transferred Technology will be transferred to Buyer without restriction and without payment of any kind to any other Person. No Transferred Intellectual Property Rights or Transferred Technology is subject to any Legal Proceeding, Order, Contract or stipulation that restricts in any manner the use, offer for sale, sale, license, practice and other exploitation thereof or that would impair the use, validity or enforceability thereof.

3.6 Litigation. There have not been within the last three years prior to the date of this Agreement any, and as of the date of this Agreement there is no pending or, to the knowledge of Seller, threatened, action, suit, proceeding, inquiry, complaint, claim, arbitration or investigation, at Law or in equity, before any Governmental Entity (a “Legal Proceeding”) (a) against Seller or any Acquired Company or any of their respective affiliates, in connection with, affecting or related to the Business, the Transferred Assets, the Transactions or the Ancillary Agreements, or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding or, to the knowledge of Seller, prospective Order (including any motion or petition therefor) binding on Seller, any Acquired Company, or any of the Transferred Assets that is, or would reasonably be expected to be, material to the Business.

3.7 Taxes.

(a) Seller and each Acquired Company have prepared and timely filed all income and other material Tax Returns of Seller and such Acquired Company and any Affiliated Group of which Seller or such Acquired Company is or was a member, in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable Law; and

(b) Seller and each of the Acquired Companies have complied with all applicable Laws relating to the payment and withholding of Taxes; duly and timely paid all such Taxes of Seller and each Acquired Company (whether or not shown on any Tax Return) and withheld with respect to the Transferred Employees and any other employee, independent contractor, creditor, stockholder, or other third party, and timely remitted to the appropriate Taxing Authority, all such Taxes required to be withheld or paid.

(c) Neither Seller nor any Acquired Company has ever been delinquent in the payment of any Tax.

(d) No audit, investigation or other examination of any Tax Return of Seller or any Acquired Company is currently in progress, nor has Seller or any Acquired Company been notified in writing that a Taxing Authority intends to conduct such an audit or other examination.

(e) No Tax deficiency is outstanding, asserted, assessed or proposed in writing by any Taxing Authority against Seller or any Acquired Company, and, to the knowledge of Seller, there is no basis for a future assertion or assessment of any such Tax deficiency.

(f) Except for the Securities, none of the Transferred Assets is an interest in an entity taxable as a corporation, partnership, trust or real estate mortgage investment conduit for federal income Tax purposes.

(g) There are no Encumbrances on any of the Transferred Assets or assets of any Acquired Company relating to any delinquent Taxes other than Permitted Encumbrances.

(h) No claim has ever been made by a Taxing Authority in a jurisdiction where Seller or any Acquired Company (or any Affiliated Group of which Seller or any Acquired Company is or was a member) does not file Tax Returns that Seller or such Acquired Company (or such Affiliated Group) is or may be required to file Tax Returns in that jurisdiction.

(i) Neither Seller, any Acquired Company, nor any Affiliated Group of which Seller or any such Acquired Company is or was a member has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(j) Seller represents that the Canada Subsidiary is classified as a disregarded entity for U.S. Federal income Tax purposes.

3.8 Employee and Labor Matters.

(a) Section 3.8(a)(i) of the Business Disclosure Schedule sets forth the title, date of hire, work status (active or inactive, including the reason for inactive status), work location, annual salary or base wage rate, country of citizenship and of residency, and the current and last year’s bonus target, commissions and other compensation plans, and the accrued but unused paid-time off hours and the dollar amount equivalent based on wages or salary (including the full amount of such time payable upon termination of employment), and the number of Company Stock Options or Restricted Shares (including grant date, type of option (incentive stock option or non-qualified stock option, and identifying each option granted pursuant to a stock option agreement permitting early exercise) exercise price, exercise date if early exercised for unvested Restricted Shares, and vesting schedule) of all Business Employees (including any Business Employee who is on a leave of absence) as of the date hereof. Except as disclosed in Section 3.8(a)(ii) of the Business Disclosure Schedule, no material charge or claim alleging any unfair labor practice, wrongful termination, employment discrimination or any other illegal handling of any employment-related matter is currently pending or, to Seller’s knowledge, threatened against Seller or any of its subsidiaries relating to any of the Business Employees.

(b) At no time in the past six (6) years has Seller or any ERISA Affiliate contributed to or been obligated to contribute to any “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any plan described in Section 413 of the Code. Neither Seller nor any ERISA Affiliate has, in the past six (6) years, sponsored, participated in, or contributed to, or incurred any liability with respect to any pension plan which is subject to Title IV of ERISA or Section 412 of the Code. None of the Business Plans is a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(c) Each Seller Business Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service and, to the knowledge of Seller, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such plan’s tax qualified status.

(d) No Business Plan provides for retiree or post-termination health or life or death benefits, except to the extent required under COBRA or similar Law. No tax under Code Section 4980B or Code Section 5000 has been incurred with respect to any Business Plan that remains unsatisfied. Each Business Plan which constitutes a “group health plan” (as defined in ERISA, the Public Health Services Act or the Code) has been operated in compliance in all material respects with the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, and the regulations and guidance issued thereunder (“ACA”), such that there is no reasonable expectation that any tax or penalty could be imposed pursuant to the ACA that relates to such group health plan. Section 3.8(d) of the Business Disclosure Schedule lists the name of each Business Employee or Former Business Employee and each of their qualified beneficiaries (as defined in Section 4980B(g)(1) of the Code) who has experienced a “Qualifying Event” (as defined in COBRA) with respect to any Business Plan for purposes of “Continuation Coverage” (as defined in COBRA) and whose maximum period for Continuation Coverage required by COBRA or state Law has not expired, the nature of the Qualifying Event, and the date of the Qualifying Event and the date that Continuation Coverage is scheduled to expire. Other than as set forth in Section 3.8(d) of the Business Disclosure Schedule, neither Seller nor any of its affiliates has any outstanding post-termination obligations owed to any Former Business Employee, and there are no pending, or to the knowledge of Seller, threatened, claims by a Former Business Employee with respect to his or her employment, termination of employment or any employee benefits.

(e) All Business Employees have been properly classified by Seller and the Acquired Companies for purposes of Tax reporting and Tax withholding as required by applicable Law.

(f) Each Company Stock Option or Restricted Share that is outstanding and that is held by a Business Employee or Former Business Employee was granted at an exercise price per share equal to not less than 100% of the fair market value of a share of Company Common Stock as of the grant date, determined in a manner that complies with Sections 409A and 422 of the Code. Each Restricted Share that is outstanding and that is held by a Business Employee or Former Business Employee was granted pursuant to a stock option agreement permitting early exercise and no promissory note or other agreement of indebtedness was issued in connection with the early exercise of any such Restricted Share.

3.9 Compliance with Laws. Seller has conducted the operations of the Business, and the Acquired Companies have conducted their businesses, in compliance with applicable Law in all material respects. Seller and the Acquired Companies currently have all material permits issued by a Governmental Entity which are required for the operation of the Business as currently conducted ((i) all of which are listed on Section 3.9 of the Business Disclosure Schedule, (ii) copies of which have been previously delivered to Buyer; and (iii) all of which are in full force and effect). Seller and the Acquired Companies have complied and are presently in compliance, in all material respects, with the terms and conditions of all such permits. To the knowledge of Seller, no claim or investigation alleging any material violation by Seller or any Acquired Company of any Law or permit is pending or threatened. Neither Seller nor any Acquired Company has received any written notice threatening non-renewal, suspension, expiration of, or any noncompliance with, any material permit that remains outstanding.

3.10 Absence of Material Changes. Since December 31, 2015, through the date hereof, there has not occurred any:

(a) Material Adverse Effect on the Business;

(b) incurrence by Seller, any Acquired Company, or any of their respective affiliates of any Encumbrances (other than Permitted Encumbrances) or Indebtedness in connection with the Business or the Transferred Asset, other than those Encumbrances or Indebtedness which will be released at Closing;

(c) change in any accounting principles, methods or practices, or the manner Seller or any Acquired Company keeps its books and records, or its practices with regard to the booking of sales, receivables, payables or accrued expenses or material alteration of Seller’s or any Acquired Company’s payment or collection practices, in each case, as applicable to the Business;

(d) sale, assignment, transfer or grant of any Transferred Intellectual Property Rights (other than pursuant to Out-Bound Licenses or Contracts set forth in Section 3.12 of the Business Disclosure Schedule, or non-exclusive rights or licenses granted in the Ordinary Course of Business to customers, contractors, resellers, distributors, and other distribution channels), entry into any settlement regarding the breach or infringement of any material Transferred Intellectual Property Rights, or the taking of any action (or, to Seller’s knowledge, failure to take any action) that has resulted in, or would reasonably be likely to result in, the loss, lapse, abandonment, invalidity or enforceability of any Transferred Intellectual Property Rights;

(e) except in the Ordinary Course of Business, any grant to customers of the Business any rebates, price concessions, discounts or allowances, alteration of its pricing or payment terms or any reduction in discounts received from suppliers;

(f) cancellation, waiver or compromise of any Indebtedness, right or claim of the Business having a value of more than $50,000 (individually) or an aggregate value in excess of $100,000;

(g) capital expenditures or capital additions or betterments of the Business in excess of an aggregate of $100,000;

(h) sale, transfer, exclusive license, loss or other disposition of any assets of Seller or any of its subsidiaries that, if still owned by Seller, any Acquired Company, or any of their respective affiliates, would constitute Transferred Assets (or, if owned by an Acquired Company, are related to the Business), except in the Ordinary Course of Business;

(i) declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of the capital stock or other equity interests of any Acquired Company;

(j) change or revocation of any Tax election, election or change of any method of accounting for Tax purposes, settlement of any Legal Proceeding in respect of Taxes or the entering into any Contract in respect of Taxes with any Governmental Entity, in each case, with respect to the Business, the Transferred Assets, or the Acquired Companies; or

(k) commitment or agreement by Seller, any Acquired Company, or any of their respective Representatives to do any of the foregoing.

Except as disclosed under Section 3.10 of the Business Disclosure Schedule, none of Seller, the Acquired Companies, or any of their respective affiliates has taken any action that, if Section 5.3 had applied during the period from December 31, 2015 through the date hereof, would have constituted a breach thereof.

3.11 Foreign Corrupt Practices Act. During the past 5 years, the activities and operations of Seller, the Acquired Companies, and their respective affiliates related to the Business have complied in all material respects with all applicable Laws governing corrupt or illicit business practices, including Laws dealing with improper or illegal payments, gifts or gratuities or the payment of money or anything of value directly or indirectly to any Person (whether a government official or private individual) for the purpose of illegally or improperly inducing any Person or government official, or political party or official thereof, or any candidate for any such position, to make any decision or improperly assist any Person in obtaining or retaining business or taking any other action favorable to such Person.

3.12 Material Contracts. The applicable subsection of Section 3.12 of the Business Disclosure Schedule sets forth, as of the date hereof, an accurate and complete list of all material Contracts of the following types primarily relating to the Business to which Seller or any Acquired Company is a party (other than those primarily relating to Overhead and Shared Services):

(a) any employment, severance, change of control, retention, independent contractor, consulting, non-competition, confidentiality, or other Contract, solely to the extent relating to terms of service provided by a Business Employee or any other Person who has developed or is developing Transferred Technology, other than any confidentiality, intellectual property assignment, independent contractor, or consulting Contracts or employment agreements, offer letters or stock option agreements, each as substantially in the form made available to Buyer prior to the date hereof;

(b) any lease of real property or any personal property, in each case, to the Transferred Assets, having payments of an amount in excess of $100,000 in the aggregate;

(c) any Contract relating to capital expenditures applicable to the Transferred Assets;

(d) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit secured by any Transferred Asset;

(e) any Contract between Seller or any Acquired Company and any customer of the Business Products that involves payments with respect to the Business Products of an amount in excess of $100,000 in the aggregate;

(f) any partner, joint venture, or strategic alliance Contract or Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with any other Person, in each case primarily relating to the Transferred Assets or the Business;

(g) any sales representative, distributor, original equipment manufacturer, value added reseller, remarketer, reseller, or independent software vendor, joint marketing, or other Contract for use or distribution of the Business Products or Transferred Technology;

(h) any Contract for the sale of Business Products or purchase of products or services used in the Business (other than Overhead and Shared Services) that contains a “most favored nation”, best pricing or similar provision;

(i) any Contract that provides any other Person with the exclusive use of any features of the Business Products or pursuant to which Seller or any Acquired Company has granted to any other Person exclusive use of any Transferred Intellectual Property Rights or Transferred Technology; and

(j) any settlement agreement.

Seller has delivered to Buyer true and complete copies of each Transferred Contract and each Acquired Company Contract in effect as of the date hereof. Each Transferred Contract and Acquired Company Contract is in full force and effect and the legal and binding obligation of Seller or the Acquired Company party thereto, and to Seller’s knowledge, the other party thereto, enforceable in accordance with its terms against Seller or such Acquired Company, as applicable, and, to Seller’s knowledge, the other party thereto, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity. No material breach or material default by Seller or any Acquired Company has occurred (nor has Seller or any Acquired Company received any written notice alleging a breach or default) with respect to any Transferred Contract or Acquired Company Contract, and to Seller’s knowledge no material breach or material default by the other party or parties to any Transferred Contract or Acquired Company Contract exists. Section 3.12 of the Business Disclosure Schedule describes all material disputes between Seller or any Acquired Company and the counterparty to any Transferred Contract or Acquired Company Contract during the last three (3) years, including a description of the resolution of each dispute.

3.13 Customers and Suppliers. Section 3.13 of the Business Disclosure Schedule sets forth a complete and accurate list of (a) the three (3) largest customers of the Business (measured by aggregate billings) during the fiscal year ended December 31, 2015, including the aggregate billings of each customer, the number of subscribers of each customer as of the most recent month-end, and the next termination or expiration date under the Contract with each such customer; and (b) the three (3) largest suppliers of materials, products or services to the Business (measured by the aggregate amount purchased by Seller or an Acquired Company) during the fiscal year ended December 31, 2015, including the amounts purchased under each such Contract. Except as disclosed on Section 3.13 of the Business Disclosure Schedule, since December 31, 2015 through the date hereof, no such customer or supplier has canceled, terminated or otherwise materially altered its business relationship with Seller or any Acquired Company in a manner adverse to Seller, or notified Seller or any Acquired Company of any intent to do so, and no such customer or supplier has made any request or claim for indemnification from Seller or any Acquired Company within the last three (3) years. Section 3.13 of the Business Disclosure Schedule sets forth all current customers and suppliers of the Business who are not parties to written Contracts with Seller or any Acquired Company and currently have in effect with Seller or any Acquired Company oral Contracts primarily relating to the Business, along with a summary of the material terms of each such oral Contract. As of the date hereof, neither Seller nor any Acquired Company has received any payment from any of their respective customers for services to be performed under any Transferred Contract or Acquired Company Contract following the Closing. As of the date hereof, neither Seller nor any Acquired Company owes any amounts under any Transferred Contract or Acquired Company Contract for services rendered to such Person prior to the Closing.

3.14 Affiliate Transactions. Except as disclosed on Section 3.14 of the Business Disclosure Schedule, no current officer or director of Seller or any Acquired Company (or any person that has served as an officer or director of Seller or any Acquired Company in the past three (3) years), or any affiliate of any of the foregoing individuals, is a party to any Contract or transaction with Seller or any Acquired Company related to the Business. Section 3.14 of the Business Disclosure Schedule lists all Contracts between any Acquired Company and Seller or any of its subsidiaries.

3.15 Products Liability. There have been no material pending claims or claims threatened in writing against Seller or any Acquired Company or to which Seller or any Acquired Company was a party during the past five (5) years, for product liability, warranty, material back charge, material additional work, or similar claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss), in each case arising from: (i) products sold or services rendered by the Business or any Acquired Company; or (ii) the development, sale, distribution, or installation by Seller or any Acquired Company of Business Products. No Governmental Entity regulating the design, manufacture, production, marketing, distribution, sale or advertising of any of the Business Products has requested, within the preceding five (5) years, that any such product be modified, removed from the market, removed from installation of any product or recalled, or that substantial new product testing be undertaken as a condition to the continued development, production, selling, distribution or use of any such product. To the knowledge of Seller, there is no unpatched vulnerability in any Business Products that materially affects the security thereof.

3.16 Brokers’ Fees. Other than as set forth in Section 3.16 of the Business Disclosure Schedule, no broker, investment banker, financial advisor or other Person has acted, directly or indirectly, on behalf of Seller in connection with the Transactions, and no such Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller or any of its affiliates.

3.17 Privacy and Security.

(a) Seller and the Acquired Companies are, and at all times have been, in relation to the Business, in material compliance with (A) all federal, state, local and foreign laws, rules and regulations pertaining to (i) data security and cyber security, (ii) the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data in connection with the Business (referred to collectively in this Agreement as “Data Activities”) ((i) and (ii) together “Privacy Laws”); and (B) that portion of all Transferred Contracts governing Seller’s, and all Contracts governing any Acquired Company’s, obligations with respect to Data Activities (collectively, “Privacy Agreements”).

(b) Seller and the Acquired Companies have implemented written policies relating to Data Activities, including a publicly posted website privacy policy and a comprehensive information security program that includes appropriate written information security policies (“Privacy and Data Security Policies”). Seller and the Acquired Companies have made available a true, correct, and complete copy of each Privacy and Data Security Policy currently in effect. Seller and the Acquired Companies have been and are in material compliance with all such Privacy and Data Security Policies.

(c) In relation to the Business, there is no pending, nor has there been any complaint or Legal Proceeding against Seller or any Acquired Company initiated in the last three (3) years by: (i) any Person, excluding user complaints made in the ordinary course to Seller’s or any Acquired Company’s customer support department that are not individually or in the aggregate material in nature; (ii) any Governmental Entity, in any case alleging that any Data Activity of Seller or any Acquired Company is in violation of any applicable Privacy Laws.

(d) Seller and the Acquired Companies have taken commercially reasonable steps (including implementing, maintaining, and monitoring compliance with government-issued or industry standard measures with respect to administrative, technical and physical security) to ensure that all Personal Data in their possession or control in relation to the Business is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. There has been no unauthorized access, use, or disclosure of Personal Data in the possession or control of Seller or any Acquired Company in relation to the Business, or, to Seller’s knowledge, any of their contractors or subcontractors with regard to any such Personal Data obtained from or on behalf of Seller or any Acquired Company. Neither Seller nor any Acquired Company has experienced any Security Incidents related to the privacy or security of Personal Data which would have a Material Adverse Effect on the Business.

(e) Seller and the Acquired Companies contractually require all third parties, including vendors, affiliates, and other Persons providing services relating to the Business to Seller or such Acquired Company, that have access to or receive Personal Data from or on behalf of Seller or any Acquired Company, to comply with all applicable Privacy Laws and the Privacy and Data Security Policies.

3.18 Business Products. The Business Products listed in Schedule 1 are all of the products being sold or offered for sale or service by the Business as of the date hereof.

3.19 Real Property.

(a) Neither Seller (with respect to the Business) nor any Acquired Company owns any real property. The leases of real property by Seller in which Business Employees are located and the Acquired Companies are located, as of the date hereof, are set forth in Section 3.12(a) of the Business Disclosure Schedule (each, a “Real Property Lease,” and the real property subject to the Real Property Leases being referred to herein as the “Seller Properties”). Section 3.12(a) of the Business Disclosure Schedule sets forth, for each Real Property Lease, the commencement date, the termination date, and the current monthly rent paid thereunder. The Seller Properties comprise all of the real property primarily used in the Business. Except as set forth on Section 3.19(a) of the Business Disclosure Schedule: (i) Seller or an Acquired Company is the owner and holder of all of the leasehold estates purported to be granted by the Real Property Leases; (ii) neither Seller’s nor any Acquired Company’s possession and quiet enjoyment of the Seller Properties has been disturbed and there are no disputes with respect to such Real Property Lease; (iii) to Seller’s knowledge, no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach of or default under such Real Property Lease that has not been redeposited in full; (iv) neither Seller nor any Acquired Company owes any brokerage commissions or finder’s fees with respect to such Real Property Lease; and (v) there are no Encumbrances on the estate or interest created by such Real Property Lease other than Permitted Encumbrances. There are no parties (other than Seller or an Acquired Company) in possession of any portion of the Seller Properties. To Seller’s knowledge, no portion of the Seller Properties are subject to any pending condemnation or eminent domain Legal Proceeding or other Legal Proceeding by any Governmental Entity, and, to the knowledge of Seller, there is no threatened condemnation or eminent domain Legal Proceeding or other Legal Proceeding with respect thereto.

(b) The physical condition of each of the Seller Properties is sufficient to permit the continued conduct of the Business, subject to the provision of usual and customary maintenance and repair performed in the ordinary course with respect to similar properties of like age and construction, and no repairs, replacements or regularly scheduled maintenance relating to any of the Seller Properties has been deferred by Seller or any Acquired Company. There are no management, maintenance, service or other contracts with respect to any Seller Property which cannot be terminated on not more than 30 days’ notice without penalty or fee.

3.20 No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE BUSINESS ASSETS AND ASSUMED LIABILITIES OR THE TRANSACTIONS, OR ANY INFORMATION REGARDING THE BUSINESS FURNISHED OR MADE AVAILABLE TO BUYER AND ITS REPRESENTATIVES, IT BEING UNDERSTOOD THAT THIS SECTION 3.20 SHALL NOT LIMIT THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date, the following:

4.1 Organization and Corporate Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite limited liability company power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

4.2 Authorization of Transaction. Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action on the part of Buyer. This Agreement has been, and each of the Ancillary Agreements at or prior to Closing will be, duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally and subject to rules of Law governing specific performance, injunctive relief and other equitable remedies.

4.3 Noncontravention. Neither the execution and delivery by Buyer of this Agreement or the Ancillary Agreements, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or bylaws of Buyer; (b) require on the part of Buyer any material filing with, or material permit, authorization, consent or approval of, any Governmental Entity; or (c) violate any material Order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets.

4.4 Brokers’ Fees. Other than as set forth on Schedule 4.4, no broker, investment banker, financial advisor or other Person has acted, directly or indirectly, on behalf of Buyer in connection with the Transactions, and no such Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer or any of its affiliates.

4.5 Legal Proceedings. As of the date hereof, there are no Legal Proceedings that are pending or, to the knowledge of Buyer, threatened against or relating to Buyer or any of its affiliates, in each case that would, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or the ability of Buyer to fully perform its covenants and obligations pursuant to this Agreement.

4.6 Investigation by Buyer; Seller’s Liability. Buyer has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, Intellectual Property Rights, and Technology of the Business and acknowledges that Buyer has been provided access to the personnel, properties, premises and records of the Business for such purpose. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis, and, except to the extent that Seller makes express representations and warranties in this Agreement or any Ancillary Agreement, Buyer acknowledges that none of Seller or any of its affiliates or Representatives has made any other representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its affiliates or Representatives.

4.7 Financing. Buyer has and will have at Closing sufficient funds available to pay the Purchase Price and any expenses incurred by Buyer in connection with the Transactions. Buyer acknowledges and agrees that the obtaining of any financing necessary to pay the Purchase Price is not a condition to the Closing, and reaffirms its obligation to consummate the Transactions irrespective and independently of the availability of any such financing pursuant to the terms of this Agreement.

4.8 No Buyer Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Buyer is necessary to approve this Agreement or the consummation of the Transactions.

ARTICLE V

COVENANTS

5.1 Pre-Closing Efforts. During the period from the date of this Agreement until the earlier to occur of the termination of this Agreement in accordance with its terms and the Closing, each of the Parties shall use its commercially reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the Transactions.

5.2 Regulatory Matters.

(a) Each of the Parties shall use its commercially reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to (i) consummate and make effective the transactions contemplated by this Agreement; (ii) cause all conditions to the obligations of the other Party to effect the Transactions to be satisfied; (iii) obtain all waivers, consents, authorizations, orders, and approvals of all Governmental Entities that may be or become necessary for the consummation of the Transactions, if any (such waivers, consents, authorizations, orders, and approvals, the “Regulatory Approvals”); and (iv) effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement.

(b) Subject to the terms and conditions hereof and without limiting the foregoing, each of the Parties shall (i) timely seek all Regulatory Approvals, if any, including filing with the Federal Trade Commission and the Antitrust Division of the Department of Justice a Notification and Report Form relating to this Agreement and the Transactions as required by the Hart-Scott-Rodino Act as soon as practicable after the date of this Agreement but in no event later than five (5) business days following the execution and delivery of this Agreement; (ii) supply to any Governmental Entity as expeditiously as practicable any additional information or documents that may be requested pursuant to any Law or otherwise by such Governmental Entity; and (iii) coordinate with the other Party in making any such filings or information submissions pursuant to and in connection with the foregoing clauses (i) through (ii) that may be necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

(c) Subject to any limitations under applicable Laws, each Party shall (i) keep the other Party apprised of the status of matters concerning the consummation of the transactions contemplated hereby, including, to the extent permitted by Law, promptly furnishing the other Party with copies of all notices or other communications sent or received by it or its Representatives to or from any Governmental Entity on the subject of such transactions; and (ii) permit the other Party to review in advance any such proposed notices or other communications to any Governmental Entity and reasonably consider any comments the other Party may have. Each Party agrees not to participate in any meeting or discussion with any Governmental Entity on the subject of the Transactions unless it consults with the other Party in advance and, to the extent permitted by Law, gives the other Party the opportunity to attend and participate in such meeting or discussion.

(d) Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.2 will require either Party to (i) agree to the imposition of any material limitation or obligation on its business or operations, or to sell, hold, divest, discontinue or otherwise limit any material assets or businesses of such Party or modify any material Contract of such Party; or (ii) agree to any material modification of or waiver under this Agreement.

5.3 Operation of the Business Pending the Closing.

(a) Except as contemplated by this Agreement, as set forth in Section 5.3(a) of the Business Disclosure Schedule or with the written consent of Buyer (such written consent not to be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the earlier to occur of the termination of this Agreement in accordance with its terms and the Closing, Seller shall (i) conduct the operations of the Business in the Ordinary Course of Business, (ii) continue to actively prosecute or defend, or settle, as applicable, all Legal Proceedings to which Seller or any of its affiliates is a party and all other pending actions disclosed on Section 3.5(f) of the Business Disclosure Schedule; and (iii) use its commercially reasonable efforts to: (A) preserve the present operations, organization and goodwill of the Business; (B) preserve the present relationships with customers and suppliers of the Business; and (C) keep available the services of the present officers, employees, agents and other personnel of the Business.

(b) Except as contemplated by this Agreement, as set forth in Section 5.3(b) of the Business Disclosure Schedule or with the written consent of Buyer (such written consent not to be unreasonably withheld, delayed or conditioned, except with respect to Section 5.3(b)(viii), to which such written consent may be withheld, delayed, or conditioned in Buyer’s sole discretion), during the period from the date of this Agreement until the earlier to occur of the termination of this Agreement in accordance with its terms and the Closing, Seller agrees that it will not do or agree or commit to do, or permit any of its subsidiaries to do or agree or commit to do, any of the following:

(i) take or omit to take any action that would be required to be disclosed on Section 3.10 of the Business Disclosure Schedule, except, with respect to occurrences of the type described in Section 3.10(d) or Section 3.10(e), to the extent required by the terms of a Transferred Contract or Acquired Company Contract;

(ii) commence any Legal Proceeding in connection with the Business or with respect to the Transferred Assets other than in the Ordinary Course of Business or to enforce rights under this Agreement, or settle any Legal Proceeding in connection with the Business or with respect to the Transferred Assets;

(iii) enter into any Transferred Contract or Acquired Company Contract which on its face involves payments of more than $250,000 per year, or modify, amend or terminate any Transferred Contract or Acquired Company Contract or waive, release, compromise or assign any material rights or claims under any Transferred Contract or Acquired Company Contract;

(iv) divest, sell, lease, license, transfer or otherwise dispose or permit the cancellation, abandonment, or dedication to the public domain of any Transferred Intellectual Property Rights, other than non-exclusive licenses granted in the Ordinary Course of Business;

(v) purchase any Transferred Equipment for amounts in excess of $100,000 individually or $250,000 in the aggregate (unless the entire purchase price therefor is paid in full prior to the Closing);

(vi) hire any individual Business Employee with a salary in excess of $150,000 (other than hires to fill vacancies of Business Employees arising after the date hereof), or increase the compensation of any Business Employee other than in the Ordinary Course of Business;

(vii) enter into any Contract of the type set forth in Section 3.12(a), (f), (h), or (i) or, solely for a period of 90 days after the date hereof, enter into any Contract of the type set forth in Section 3.12(e);

(viii) grant any Company Stock Option to, or modify or amend any Company Stock Option of, any Business Employee; or

(ix) accept any material prepayment from any customer for products to be delivered or services to be performed under any Transferred Contract or Acquired Company Contract after the Closing.

5.4 No Interim Control. Buyer acknowledges and agrees that (a) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the business or operations of the Business prior to the Closing; (b) prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Business; and (c) notwithstanding anything to the contrary set forth in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in Section 5.3 if and to the extent that the requirement of such consent would violate any applicable Law; provided, however, that Seller shall provide Buyer with written notice promptly following the taking of any action of the type set forth in this clause (c).

5.5 Consents. Seller shall (and shall cause the Acquired Companies to) use commercially reasonable efforts to obtain, and Buyer shall cooperate with such efforts to obtain, prior to the Closing all consents, waivers, approvals and notices from third Persons (other than Governmental Entities) that are required to consummate the Transactions, if any (the “Consents”). Executed counterparts of all Consents shall be delivered to Buyer promptly after receipt thereof. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any Consent, neither Party nor any of its respective affiliates shall be required to (a) pay or agree to pay any amounts or other consideration; (b) agree to the imposition of any material limitation or obligation on its business or operations, or to sell, hold, divest, discontinue or otherwise limit any assets or businesses of such Party; (c) provide or agree to provide any additional security (including a guaranty); or (d) agree to any modifications of existing Contracts or the entry into any new Contracts (other than assignments or novations of existing Contracts which do not adversely affect Buyer’s rights and obligations under such Contracts).

5.6 Access to Information.

(a) During the period commencing with the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to its terms and the Closing, (i) Seller shall afford (and shall cause the Acquired Companies to afford), at Buyer’s sole expense and subject to applicable Law, Buyer and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the properties, books, Business Records and personnel to the extent related to the Business as Buyer may reasonably request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege, protect any proprietary or confidential information unrelated to the Business, or comply with third-party confidentiality obligations); provided, however, that such access does not unreasonably disrupt the normal operations of the Business or Seller; and (ii) without the prior written consent of Seller (which shall not be unreasonably withheld, delayed or conditioned), Buyer shall not contact any employee of Seller or any Acquired Company (other than with respect to offers of employment from Buyer to Business Employees in accordance with the terms of this Agreement), or any supplier or service provider to or customer of the Business in connection with this Agreement or any of the Transactions. Any access to Seller’s or any Acquired Company’s properties shall be subject to Seller’s reasonable security measures and insurance requirements and shall not include the right to perform any “invasive” testing. Seller shall, within two (2) days following the full execution thereof, provide Buyer with a copy of any amendment to the Merger Agreement to the extent any such amendment is reasonably likely to impact the timing of the closing of the Merger.

(b) Each Party shall preserve copies of all Business Records or all similar information within such Party’s possession (“Records”) for at least three (3) years after the Closing Date. After the Closing Date, each Party shall provide any other Party and its Representatives, upon reasonable request (subject to any limitations under Applicable Law or that are reasonably required to protect any applicable attorney-client privilege or confidential information), access for inspection and copying of all Records (subject to applicable Law, including privacy laws, and any limitations that are reasonably required to protect any applicable attorney-client privilege or confidential information), with respect to Buyer, as is reasonably requested by Buyer in connection with any matter relating to or arising during any period and related to the Business, the operation thereof, or the Transferred Assets or Assumed Liabilities, and, with respect to Seller, as is reasonably requested by Seller in connection with any matter relating to or arising during any period and related to Converge, the operation thereof, the Excluded Assets or Excluded Liabilities, and each Party shall make such Party’s personnel reasonably available to the extent reasonably necessary to support such requests. Additionally, each Party shall make such Party’s personnel reasonably available for interviews, depositions and testimony in any legal matter concerning the Transactions, and solely to the extent necessary to enable the other Party to: (i) comply with any reporting, filing or other requirements imposed by any Governmental Entity, including filing any Tax Returns and responding to Tax audits or Tax authority disputes with respect to the Business, the Transferred Assets and the Transferred Employees; (ii) assert in good faith or defend any claims or allegations in any litigation or arbitration or in any administrative or Legal Proceeding; or (iii) perform its obligations under this Agreement. The Party seeking such Records shall reimburse the other Party for all reasonable and necessary out-of-pocket costs and expenses incurred by the other Party in providing such information and in rendering such assistance (including providing such personnel). The access to files, books and records contemplated by this Section 5.6(b) shall be during normal business hours and upon reasonable prior notice and shall be subject to such reasonable limitations as the other Party may impose to preserve the confidentiality of information contained therein and to limit any disruption of such Party’s business.

5.7 Tax Matters.

(a) Transfer Taxes. Subject to its right of indemnification pursuant to Section 7.2(a)(v), Buyer shall bear any and all applicable sales, filing, recording, gross receipts, registration, duty, use, transfer, value added, goods and services, business and occupation, excise, stamp, documentary and other similar fees, Taxes or governmental charges that may be imposed, assessed or payable by reason of the Transactions (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law. Buyer shall timely file or cause to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes. The Parties shall cooperate and use their respective commercially reasonable efforts to minimize any Transfer Taxes, including by obtaining and providing to the other Party documents evidencing, or required to obtain, an exemption from such Transfer Taxes in any applicable jurisdiction.

(b) Tax Returns; Straddle Period Taxes.

(i) Subject to Section 5.7(b)(ii) below, the Seller Stockholder Representative will be responsible for the preparation and Seller will be responsible for the filing of all income and other material Tax Returns of Seller and its affiliates with respect to a taxable period ending on or before the Closing Date (including Tax Returns required to be filed after the Closing Date and including, for the avoidance of doubt, the final U.S. federal income Tax Return of the consolidated group that includes the Acquired Companies for the taxable period that will end on and include the Closing Date in accordance with the Treasury Regulations promulgated under Code Section 1502), to the extent such Tax Returns include or relate to Seller’s use or ownership of the Transferred Assets for such taxable period. The Seller Stockholder Representative shall also be responsible for the preparation and Seller shall also be responsible for the filing of all Tax Returns of the Acquired Companies required to be filed on or prior to the Closing Date. Buyer will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to its ownership or use of the Transferred Assets attributable to the Post-Closing Period and all Tax Returns of the Acquired Companies required to be filed after the Closing Date (for the avoidance of doubt, not to include the final U.S. federal income Tax Return of the consolidated group that includes the Acquired Companies for the taxable period that will end on and include the Closing Date in accordance with Treasury Regulations promulgated under Code Section 1502). With respect to any Tax Return of an Acquired Company which is filed after the Closing Date and could reasonably be expected to have more than a de minimis negative impact upon any of Seller or its affiliates and successors or the Seller Stockholders, Buyer shall (i) deliver a copy of such Tax Return to the Seller and the Seller Stockholder Representative or their successors for their review and comment not less than ten (10) business days prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions) and (ii) make any changes reasonably requested by the Seller and the Seller Stockholder Representative or their successors that are received by Buyer at least five (5) days prior to the due date for the filing of such Tax Return. Notwithstanding anything to the contrary herein, the parties shall not, and shall cause their affiliates not to, amend any previously filed Tax Returns related to the Transferred Assets or any Acquired Company for the Pre-Closing Period or Straddle Period that would impose any additional Liabilities on the other party without the other party’s prior written consent (which shall not be unreasonably withheld, conditioned, or delayed) unless otherwise required by applicable Law. Buyer shall not make any elections with respect to the Transferred Assets or any Acquired Company for the Pre-Closing Period or Straddle Period if such election could negatively impact the tax position of Seller or its affiliates or the Seller Stockholders and any successors without the Seller’s and the Seller Stockholder Representative’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

(ii) In the case of any property or ad valorem Taxes attributable to the Transferred Assets or imposed upon an Acquired Company which are reported on a Tax Return covering a Straddle Period (a “Straddle Period Tax”), the amount of the Straddle Period Taxes that shall be allocated to the Pre-Closing Period shall be the amount of such Taxes for the relevant Straddle Period multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of such period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire period. Any other Taxes relating to the Business or the Transferred Assets or Taxes of any Acquired Company attributable to a Straddle Period shall be allocated based on a deemed closing of the books as of the end of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) other than with respect to property placed into service after the Closing, shall be allocated on a per diem basis. The party required by law to pay any such Straddle Period Taxes (the “Paying Party”) shall file the Tax Return related to such Straddle Period Tax within the time period prescribed by law and shall timely pay such Straddle Period Tax. To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other party (the “Non-Paying Party”) with notice of payment, and within ten (10) business days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.

(c) Section 338(h)(10) Election. At the request of Buyer, Seller shall join with Buyer in making a timely election under Section 338(h)(10) of the Code (and any corresponding provisions of state, local or foreign tax law) with respect to the purchase and sale of the stock of iControl Canada hereunder (collectively, a “Section 338(h)(10) Election”). Buyer shall determine whether to make the Section 338(h)(10) Election and shall inform Seller and the Seller Stockholder Representative in writing of its decision at the Closing. In the event that the Section 338(h)(10) Election is made, then Seller and Buyer: (A) shall report the purchase and sale of the stock of iControl Canada hereunder consistent with such election and shall take no position contrary thereto, and (B) shall cooperate in promptly preparing, executing and timely filing all forms, returns, reports and other documents required to be filed, including IRS Form 8023 (or any successor form), relating to such election.

5.8 Confidentiality.

(a) The terms of the Confidentiality Agreement, dated September 21, 2015, between Buyer and Seller (the “Confidentiality Agreement”) are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, except, that, at which time (i) such Confidentiality Agreement and the obligations of the Buyer under this Section 5.8 shall terminate in respect of that portion of the Proprietary Information (as defined in the Confidentiality Agreement) that is included within the Transferred Assets, and, without limiting the foregoing, the Confidentiality Agreement shall continue to apply to (a) the Excluded Assets, the Excluded Liabilities and (subject to Section 9.1) the Transaction Materials; and (b) the Proprietary Information provided by Seller to Buyer as contemplated under the Confidentiality Agreement that is not part of the Transferred Assets, and (ii) the provisions of the Confidentiality Agreement regarding the solicitation of Buyer’s and Seller’s employees shall terminate and the provisions set forth in Section 5.12 shall apply after the Closing. The “Transaction Materials” shall mean the terms and conditions of this Agreement and the Ancillary Agreements. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in all respects. Notwithstanding any provision of this Agreement to the contrary, after the Closing, Seller’s and its Representatives’ obligations in Section 5.8 shall not be deemed to be breached by any disclosure by NBCUniversal Media, LLC (“NBCU”) or any other affiliate of NBCU in the ordinary course of their business of disseminating news and information; provided that the individuals involved in such dissemination received such documents or information from a source other than the personnel of Seller or its Representatives involved in the transactions contemplated hereunder.

(b) From and after the Closing, the Transferred Assets (including the assets of the Acquired Companies) shall constitute proprietary information of Buyer, and Seller shall not use or disclose such information for any purpose, and Seller shall hold, and shall cause its controlled affiliates and each of their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business or the Transferred Assets, except to the extent that such information (a) concerns Technology used in the “Converge” business as of the Closing Date; (b) is generally available to and known by the public through no fault of Seller or its affiliates or Representatives; or (c) is lawfully acquired from and after the Closing from sources (other than any controlled affiliate of Seller or any of Seller’s or such controlled affiliates’ Representatives) that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller, its controlled affiliates, or any of their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall, to the extent legally permissible, promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided, that Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Seller agrees to be responsible for any breach of this Section 5.8 by any of its controlled affiliates or any of their respective Representatives.

5.9 Employees.

(a) Business Employees.

(i) Offer Letters. At least ten (10) days prior to the Closing Date, Buyer shall have made offers of employment to all Business Employees to the extent set forth on Section 3.8(a)(i) of the Business Disclosure Schedule, which offers of employment shall be contingent on the Closing and such Business Employees otherwise meeting the general hiring conditions imposed by Buyer with respect to its employees. Such offers will provide each Business Employee with a substantially comparable responsibilities, employment in the same location as of the date hereof (except as set forth on Section 5.9(a)(i) of the Business Disclosure Schedule), base salary or base wage rate no less favorable than provided by Seller and, in each case, as set forth on Section 3.8(a)(i) of the Business Disclosure Schedule and will otherwise provide terms and conditions of employment comparable to those provided by Buyer to similarly situated employees of Buyer and its affiliates. Effective as of the Closing Date, Buyer will hire each such Business Employee who accepts the offer of employment extended to such individual by Buyer and is actively employed by Seller on such Closing Date. Each Business Employee who is not actively employed by Seller in the United States on the Closing Date shall be hired by Buyer on the first date that such Business Employee is eligible to return to active service and reports to active service with Buyer; provided, however, that (i) such date is within ninety (90) days following the Closing Date or, if longer, within the period required by Law to return to active employment and (ii) any such Business Employee who is hired by Buyer shall be treated as a Transferred Employee only with respect to the period after such date of hire.

(ii) Compensation and Benefits. Until December 31, 2016, but subject to Section 5.9(b), Buyer shall provide each Transferred Employee who remains in employment with Buyer or its affiliates with (A) base salary or wage rate not less favorable than that provided in the offer letter sent pursuant to Section 5.9(a)(i) and (B) benefits that are comparable to the benefits provided to similarly situated employees of Buyer or its affiliates.

(iii) Service Credit. For all employment purposes, including (i) statutory entitlements, to the extent required by applicable Law, and (ii) eligibility to participate, vesting and accrual of benefits under any benefit plan or policy of Buyer in which Transferred Employees are eligible to participate (other than a defined benefit plan), Buyer shall provide that the Transferred Employees shall receive service credit equal to the service credit given by Seller and its affiliates prior to the Closing; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or coverage.

(iv) COBRA. Buyer shall provide, at its sole cost, healthcare continuation coverage under COBRA, or similar state statute, if applicable, to Business Employees (including Non-Transferred Employees) and their qualified beneficiaries (as defined in Section 4980B(g)(1) of the Code) with respect to qualifying events that occur before, on or after the Closing Date, or, in lieu of providing such coverage directly, will reimburse Seller for the cost of providing Business Employees with COBRA coverage under Seller plans.

(v) 401(k) Plan. Buyer will permit Transferred Employees who are participants in the Seller 401(k) plan and who are employed by Buyer following the Closing to rollover distributions from the Seller 401(k) plan into Buyer’s 401(k) plan, in accordance with the terms of Buyer’s 401(k) Plan.

(vi) Paid-Time Off. On or immediately prior to the Closing, Seller shall prepare and deliver to Buyer an updated version of the information set forth in Section 3.8(a)(i) of the Business Disclosure Schedule with respect to unused accrued paid-time off as of the date immediately preceding the Closing for all Business Employees. Seller shall pay, on the Closing Date, to each Business Employee, the cash equivalent value of such unused accrued paid-time off as of the Closing.

(b) No Third Party Beneficiaries. The provisions of this Section 5.9 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of any of Seller, Buyer or any of their respective subsidiaries), other than the Parties and their respective successors and permitted assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 5.9. Nothing contained herein shall be construed as requiring, and Seller shall take no action that would have the effect of requiring, Buyer to continue any specific employee benefit plans or to continue the employment of any specific person. No provision in this Agreement shall modify or amend any employee benefit plan or program. This shall not prevent the Parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other party shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to such employee benefit plan or program. If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to such employee benefit plan or program and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.

(c) Benefit Plans for Transferred Employees. Without derogating from its obligations under this Section 5.9, Buyer shall and shall procure that its relevant affiliates shall, waive all limitations as to preexisting conditions, exclusions, and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any medical, dental and other health and welfare plans that such employees may be eligible to participate in after the Closing Date to the same extent as waived under similar types of Seller’s and its affiliates’ plans and arrangements.

(d) Non-Transferred Employees. Seller shall, or shall cause its affiliates to, terminate the employment of all Non-Transferred Employees effective prior to the Closing Date. As soon as reasonably practicable following the Closing Date, Seller shall provide that all Non-Transferred Employees participating in the Seller 401(k) plan shall receive a distribution of their entire account balance in accordance with the terms of the plan.

(e) This Section 5.9 applies solely to the Business Employees other than those Business Employees employed by any Acquired Company who are employed by such Acquired Company as of the Closing Date.

(f) Following the Closing, with respect to each Overhead and Shared Services Employee, during the period that such Overhead and Shared Services Employee is employed by Seller and for a period of one (1) year thereafter, Seller will use commercially reasonable efforts, at Buyer’s request and sole cost and expense, to enforce any confidentiality obligations, use restrictions, non-solicitation restrictions, and further assurances related obligations required to perfect or register Buyer’s rights in Intellectual Property Rights assigned from such Overhead and Shared Services Employee, in each case binding on such Overhead and Shared Services Employee pursuant to agreements with Seller if Buyer believes in good faith that such Overhead and Shared Services Employee has breached any such obligation or restriction in any material respect; provided, however, that Seller shall not be in breach of its obligations under this Section 5.9(f) with respect to any request by Buyer pursuant to this Section 5.9(f) if Seller determines in good faith based on the advice of legal counsel that it does not have standing to enforce such obligations and restrictions against such Overhead and Shared Services Employee.

5.10 Use of Seller’s Name.

(a) For so long as Seller or any of its affiliates owns the Trademarks listed in Section 5.10(a) of the Business Disclosure Schedule (the “Seller Trademarks”), subject to Sections 2.3(a) and 2.3(c) of the Non-Patent IP License Agreement, Buyer shall not use, and Buyer shall cause its affiliates not to use, any Seller Trademarks or any confusingly similar marks in connection with the sale or distribution of any products or services.

(b) Buyer acknowledges and agrees that Seller is and shall remain the owner of the Seller Trademarks and all goodwill attached thereto. Except pursuant to Sections 2.3(a) and 2.3(c) of the Non-Patent IP License Agreement, this Agreement does not give Buyer the right to use any Seller Trademarks or any other Trademarks of Seller other than the Transferred Trademarks. For as long as Seller or any of its affiliates owns the rights to the Seller Trademarks, Buyer agrees not to attempt to register the Seller Trademarks nor to register anywhere in the world a Trademark that is the same as or, subject to Section 2.3(c) of the Non-Patent IP License Agreement, confusingly similar to the Seller Trademarks. In no event shall Buyer or any affiliate of Buyer advertise or hold itself out as Seller or an affiliate of Seller.

5.11 No Shop. During the period commencing with the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to its terms and the Closing, Seller shall not, and shall ensure that none of its controlled affiliates, subsidiaries or any of their respective Representatives, directly or indirectly, including, without limitation, by way of stock sale, equity or convertible debt issuance, asset sale, merger, consolidation or otherwise (a) authorize, propose or enter into any transaction involving any sale, lease, exclusive license or other disposition of the

Business or any portion of the Transferred Assets other than the Transactions (other than in the Ordinary Course of Business) (an “Acquisition Transaction”); (b) knowingly facilitate, knowingly encourage, knowingly solicit or initiate or engage in discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction; or (c) furnish or cause to be furnished, to any Person, any non-public information concerning the Business or the Transferred Assets in a manner intended to facilitate, or would reasonably be expected to lead to, an Acquisition Transaction. Seller agrees to immediately notify Buyer if Seller (or any of its subsidiaries or Representatives) receives any indications of interest, requests for information or offers in respect of an Acquisition Transaction. Notwithstanding the foregoing, none of the restrictions on the Seller under this Section 5.11 shall in any way prevent or inhibit Seller or any of its controlled affiliates, subsidiaries or any of their respective Representatives from taking any actions in furtherance of the Merger.

5.12 Non-Solicitation.

(a) For a period beginning on the Closing Date until the date that is twelve (12) months after the Closing Date, Seller shall not, and shall not permit any of its subsidiaries, affiliates or Representatives to, directly or indirectly, solicit (or assist third parties in soliciting) or hire any Transferred Employee or knowingly encourage any such solicitation, or encourage any Transferred Employee to terminate his or her employment with Buyer or its affiliates; provided, however, that nothing in this Section 5.12(a) shall prohibit Seller or any of its affiliates from a general solicitation that is not directed specifically to any such employees or soliciting any person whose employment has been terminated by Buyer at least six (6) months prior to such solicitation.

(b) For a period beginning on the Closing Date until the date that is twelve (12) months after the Closing Date, Buyer shall not, and shall not permit any of its subsidiaries, affiliates or Representatives to, directly or indirectly, solicit (or assist third parties in soliciting) or hire any person who was an employee of Seller as of the Closing Date who was not a Business Employee and continued as an employee of Seller after the Closing Date (a “Seller Employee”) or knowingly encourage any such solicitation, or encourage any Seller Employee to terminate his or her employment with Seller or its affiliates; provided, however, that nothing in this Section 5.12(b) shall prohibit Buyer or any of its affiliates from (i) a general solicitation that is not directed specifically to any such employees or soliciting any person whose employment has been terminated by Seller at least six (6) months prior to such solicitation; or (ii) directly or indirectly, soliciting (or assisting third parties in soliciting) or hiring any former employee of Seller who is an Overhead and Shared Services Employee and, if an individual was employed in connection with the provision of services under the Transition Services Agreement, the terms of such services under the Transition Services Agreement has expired.

5.13 Reasonable Restrictions; Severability. Seller acknowledges that the restrictions contained in Sections 5.8(b) and 5.12 are reasonable and necessary to protect the goodwill of the Business and the Transferred Assets and the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this

Agreement and consummate the transactions contemplated hereby. The covenants in Sections 5.8(b) and 5.12 are severable and separate, and the unenforceability of any specific covenant in Sections 5.8(b) or 5.12 is not intended by either party to, and shall not, affect the provisions of any other covenant in Sections 5.8(b) or 5.12. If any court of competent jurisdiction shall determine that the scope or time restrictions set forth in Sections 5.8(b) or 5.12 are unreasonable as applied to Seller or any of its Subsidiaries, the parties acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent.

5.14 Communications Plan. Seller and Buyer shall use commercially reasonable efforts to agree on a communication plan, which communication plan shall be subject to the review and approval of Converge Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), to notify customers, distributors/resellers or suppliers (as appropriate) of the sale of the Business to Buyer and to execute such plan.

5.15 Notification of Certain Matters. During the period commencing with the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to its terms and the Closing, Seller shall give notice to Buyer, and Buyer shall give notice to Seller, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any material respect; or (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of Seller or Buyer, as applicable, to consummate the Transactions set forth in Section 6.2(a) or Section 6.2(b) (in the case of Buyer) and Section 6.3(a) or Section 6.3(b) (in the case of Seller) to fail to be satisfied at the Closing. In addition, Seller shall give Buyer notice, as promptly as reasonably practicable upon becoming aware, of any Legal Proceedings initiated by, against, or involving Seller or any Acquired Company. The delivery of any notice pursuant to this Section 5.15 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the Parties. Any Party’s unintentional failure to give notice under this Section 5.15 shall not be deemed to be a breach of covenant under this Section 5.15 but instead shall constitute only a breach of the underlying representation, warranty, covenant, condition or agreement, as the case may be.

5.16 Administration of Accounts.

(a) From and after the Closing, all payments and reimbursements by any third party in the name of or to Buyer to the extent, in connection with, arising out of or relating to the Excluded Assets or the Excluded Liabilities that are received by Buyer after the Closing shall be held by Buyer in trust for the benefit of Seller and, promptly upon receipt by Buyer of any such payment or reimbursement, Buyer shall pay over to Seller the amount of such payment or reimbursement without right of set-off.

(b) From and after the Closing, all payments and reimbursements made by any third party in the name of or to Seller to the extent, in connection with, arising out of or relating to the Transferred Assets or the Assumed Liabilities that are received by Seller after the Closing shall be held by Seller in trust for the benefit of Buyer and, promptly upon receipt by Seller of any such payment or reimbursement, Seller shall pay over to Buyer the amount of such payment or reimbursement without right of set-off.

5.17 Mail Received After the Closing. Following the Closing, Buyer shall deliver or cause to be delivered to Seller all mail received by it or the Business after the Closing that pursuant to this Agreement belongs to Seller or any of its affiliates. Following the Closing, Seller shall deliver or cause to be delivered to Buyer all mail received by Seller or its affiliates after the Closing that pursuant to this Agreement belongs to Buyer.

5.18 Support Agreements. Prior to Closing, Seller shall use its commercially reasonable efforts to obtain executed Support Agreements in the form attached hereto as Exhibit J from the stockholders of Seller (the “Support Agreements”).

5.19 Treatment of Company Options and Restricted Shares.

(a) At the Closing Date, to the extent permissible under applicable law, each Company Stock Option (or portion thereof) that is outstanding and unvested as of immediately prior to the Closing Date and that is held by a Transferred Employee, shall, subject to action on the part of Seller and the holder of such Company Stock Option as described below in this Section 5.19, be assumed or substituted by Guarantor upon and subject to the terms of this Agreement (each, an “Assumed Option”). Except as provided herein, each Assumed Option shall be subject to the same terms and conditions as applied to the related Company Stock Option immediately prior to the Closing Date, including the vesting schedule, except that (A) the number of shares of Guarantor common stock subject to each Assumed Option shall be equal to the product of (x) the number of shares of Company Common Stock underlying such Assumed Option as of immediately prior to the Closing Date multiplied by (y) the Option Exchange Ratio (with the resulting number rounded down to the nearest whole share), and (B) the per share exercise price of each Assumed Option shall be equal to the quotient determined by dividing (x) the exercise price per share at which such Assumed Option was exercisable immediately prior to the Closing Date by (y) the Option Exchange Ratio (with the resulting price per share rounded up to the nearest cent). It is the intent of the parties hereto that, to the extent reasonably practicable and permitted by applicable law, the assumption or substitution of Assumed Options will be effected in a manner that is intended to satisfy Section

409A of the Code and the Treasury Regulations promulgated thereunder and, with respect to options classified as “incentive stock options,” in a manner that is intended to satisfy the requirements of Section 424 of the Code and Treasury Regulations promulgated thereunder; provided, however, that the parties understand and acknowledge that Assumed Options relating to Company Stock Options that, prior to the Closing Date were intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code and Treasury Regulations thereunder may not so qualify. Notwithstanding the provisions of this Section 5.19(a), each Company Stock Option (i) held by a Person other than a Transferred Employee, (ii) held by a Transferred Employee employed outside the U.S. (including, but not limited to, Company Stock Options held by Business Employees employed by any Acquired Company), or (iii) that is vested as of immediately prior to the Closing Date shall not be assumed or otherwise substituted by Guarantor and shall in no event become Assumed Options.

(b) At the Closing Date, each Company Stock Option (or portion thereof) that is outstanding and unvested as of immediately prior to the Closing Date and is held by a Transferred Employee employed outside the U.S. shall be cancelled (each, a “Cancelled Option”) and each such Transferred Employee shall be entitled to receive, in full satisfaction and payment of such Transferred Employee’s rights with respect to such Cancelled Option an amount of cash determined by multiplying (x) the number of shares of Company Common Stock subject to such Cancelled Option immediately prior to the Closing Date, by (y) the Company Common Stock Value less the per share exercise price of the option (the “Cancelled Option Consideration”). The Cancelled Option Consideration will be subject to the same vesting restrictions and continued service requirements applicable to the unvested Company Stock Option immediately prior to the Closing Date, except for administrative changes that are not materially adverse to the holder of such Cancelled Option or to which the holder consents. Payment of the Cancelled Option Consideration in respect to the Cancelled Option shall be made, subject to such terms and conditions, on the vesting dates applicable to the unvested Company Stock Option, less applicable tax withholding.

(c) At the Closing Date, each Restricted Share granted as an early exercise Company Stock Option under any Company Stock Plan that is outstanding and unvested as of immediately prior to the Closing Date and is held by a Transferred Employee shall, subject to action on the part of Seller and the holder of such Restricted Share as described below in this Section 5.19, be assumed or substituted by Guarantor upon and subject to the terms of this Agreement (each, an “Assumed Restricted Share”). Except as provided herein, each Assumed Restricted Share shall be subject to the same terms and conditions as applied to the related Restricted Share immediately prior to the Closing Date, including the vesting schedule. The number of shares of Guarantor common stock subject to such Assumed Restricted Share shall be equal to the product of the (x) the number of shares of Company Common Stock underlying such Assumed Restricted Share as of immediately prior to the Closing Date multiplied by (y) the Option Exchange Ratio (with the resulting number rounded down to the nearest whole share). Notwithstanding the provisions of this Section 5.19(c), each Restricted Share (i) held by a Person other than a Transferred Employee, (ii) held by a Transferred Employee employed outside the U.S. (including, but not limited to, Restricted Shares held by Business Employees employed by any Acquired Company), or (iii) that is vested as of immediately prior to the Closing Date shall not be assumed or otherwise substituted by Guarantor and shall in no event become Assumed Restricted Shares.

(d) At the Closing Date, each Restricted Share that is outstanding and unvested as of immediately prior to the Closing Date and is held by a Transferred Employee employed outside the U.S. shall be cancelled (each, a “Cancelled Restricted Share”) and each such Transferred Employee shall be entitled to receive, in full satisfaction and payment of such Transferred Employee’s rights with respect to such Cancelled Restricted Share an amount of cash determined by multiplying (x) the number of shares of Company Common Stock subject to such Cancelled Restricted Share immediately prior to the Closing Date, by (y) the Company Common Stock Value (the “Cancelled Restricted Share Consideration”). The Cancelled Restricted Share Consideration will be subject to the same vesting restrictions and continued service requirements applicable to the unvested Restricted Shares immediately prior to the Closing Date, except for administrative changes that are not materially adverse to the holder of such Cancelled Restricted Share or to which the holder consents. Payment of the Cancelled Restricted Share Consideration in respect to the Cancelled Restricted Share shall be made, subject to such terms and conditions, on the vesting dates applicable to the unvested Restricted Share, less applicable tax withholding.

(e) To the extent necessary, as soon as reasonably practicable following the Closing Date Guarantor will file a Form S-8 (or other appropriate form) with respect to the shares of Guarantor common stock issuable with respect to the Assumed Options and Assumed Restricted Shares. Notwithstanding the foregoing provisions of this Section 5.19, prior to the Closing Date, Seller shall take or cause to be taken all action, shall obtain consents and the release of claims of each affected Transferred Employee with respect to any assumption or substitution, or any cancellation and payment, by Guarantor under this Section 5.19 and shall provide all notices, as may be required, whether under the Company Stock Plans or otherwise, reasonably necessary or requested by Buyer or Guarantor to effect the treatment of Company Stock Options and Restricted Shares of Company Common Stock pursuant to this Section 5.19.

5.20 Transition Services Agreement. Buyer shall use its reasonable best efforts to finalize with the Converge Buyer, as soon as reasonably practicable after the date of this Agreement, the Transition Services Agreement to be executed by the Buyer and Seller at Closing.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

6.1 Conditions to Buyer’s and Seller’s Obligations. The respective obligations of Buyer and Seller to consummate the Transactions are subject to the satisfaction or, to the extent permitted, waiver of the following conditions prior to or at the Closing:

(a) All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

(b) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or other legal restraint or prohibition (whether temporary, preliminary, or permanent) which is then in effect and has the effect of making this Agreement or any of the transactions contemplated hereby illegal or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, nor shall any Legal Proceeding brought by a Governmental Entity seeking any of the foregoing be pending.

(c) No Legal Proceeding shall be in effect or have been instituted by a Governmental Entity enjoining, prohibiting or otherwise preventing, or seeking to enjoin, prohibit or otherwise prevent the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(d) All of the conditions to the Merger Closing (other than the Closing hereunder) have been, or are then capable of, being satisfied, and the acquirer in the Merger has confirmed to Seller that it is prepared to close the Merger.

6.2 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Transactions is subject to the satisfaction (or waiver by Buyer) of the following additional conditions at or prior to Closing:

(a) (i) The representations and warranties of Seller set forth in Article III (other than Fundamental Representations) (disregarding for this purpose any qualifications as to materiality or Material Adverse Effect on the Business set forth therein) shall have been true and correct in all respects on the date hereof and at and as of the Closing as if made as of the Closing, except (A) those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (B)), and (B) where the failure of the representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Business; and (ii) the Fundamental Representations of Seller set forth in Article III (disregarding for this purpose any qualifications as to materiality or Material Adverse Effect on the Business set forth therein) shall have been true and correct in all material respects on the date hereof and at and as of the Closing as if made as of the Closing, except those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date).

(b) Seller shall have performed or complied with in all material respects (other than with respect to Section 2.10, which Seller shall have complied with in all respects) its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing.

(c) Seller shall have delivered to Buyer a certificate executed by an authorized officer of Seller (the “Seller Certificate”) to the effect that each of the conditions specified in clauses (a) and (b) of this Section 6.2 is satisfied in all respects.

(d) Seller shall have delivered to Buyer the Seller Closing Deliverables.

(e) There shall not have been or occurred a Material Adverse Effect on the Business after the date of this Agreement that is continuing.

6.3 Conditions to Obligations of Seller. The obligation of Seller to consummate the Transactions is subject to the satisfaction (or waiver by Seller) of the following additional conditions at or prior to Closing:

(a) The representations and warranties of Buyer set forth in Article IV (disregarding for this purpose any qualifications as to materiality set forth therein) shall have been true and correct on the date hereof and be true and correct at and as of the Closing as if made as of the Closing, except (i) those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (ii)); and (ii) where the failure of the representations and warranties to be true and correct would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or the ability of Buyer fully perform its covenants and obligations pursuant to this Agreement.

(b) Buyer shall have performed or complied with in all material respects (other than with respect to Section 2.11, which Buyer shall have complied with in all respects) its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing.

(c) Buyer shall have delivered to Seller a certificate executed by a duly authorized officer of Buyer (the “Buyer Certificate”) to the effect that each of the conditions specified in clauses (a) and (b) of this Section 6.3 is satisfied in all respects.

(d) Buyer shall have delivered to Seller the Buyer Closing Deliverables.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

7.1 Survival of Representations, Warranties, Covenants and Agreements. If the Transactions are consummated, all of the representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing; provided, however, that (a) subject to clause (b), the representations and warranties of Buyer and Seller set forth in this Agreement shall survive through and until 11:59 p.m. (California time) on the date that is the twelve (12) month anniversary of the Closing Date; and (b) Seller’s representations and warranties contained in Section 3.1(a), Section 3.1(b), Section 3.2, the first two sentences of Section 3.4(a), Section 3.7, and Section 3.16 (the “Fundamental Representations”) and the representations and warranties of Buyer set forth in Section 4.1, Section 4.2, Section 4.4, and Section 4.8 (the “Buyer Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations. The survival periods set forth in the immediately preceding sentence are referred to in this Agreement as the “Survival Periods.” In the event that an Indemnified Party shall deliver a Claim Certificate to an Indemnifying Party setting forth facts evidencing that a claim for indemnification under this Article VII may be made in respect of a breach of a representation, warranty, covenant or agreement of the Indemnifying Party set forth in this Agreement prior to the expiration of the applicable Survival Period, then such representation, warranty, covenant or agreement shall continue in full force and effect solely with respect to such claim until the final resolution thereof. It is the express intent of the Parties that, if the applicable survival period for an item contemplated by this Section 7.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item will be reduced to the shortened survival period contemplated herein. The covenants contained in this Agreement that by their terms are to be performed after the Closing shall survive Closing according to their terms.

7.2 Indemnification.

(a) Subject to the limitations and procedures set forth in this Article VII, from and after the Closing, the Seller Stockholders shall indemnify and hold harmless Buyer and its affiliates, and each of their respective Representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all damages, losses, Liabilities, costs or other expenses (including reasonable attorneys’ fees and expenses and costs of investigation) (collectively, “Losses”) paid or incurred by such Buyer Indemnified Party (as paid or incurred) as a result of or arising from:

(i) any breach or inaccuracy in any representation or warranty of Seller set forth in this Agreement (as qualified by the Business Disclosure Schedule) or in the Seller Certificate;

(ii) any breach by Seller of any of its covenants or other agreements set forth in this Agreement which by their terms require performance on or prior to the Closing;

(iii) any Assumed Liabilities not reflected as a deduction in the calculation of Closing Working Capital (other than Assumed Liabilities relating to Taxes, which shall be governed by Section 7.2(a)(iv) and 7.2(a)(v)) set forth in Sections 2.4(a), 2.4(b) or 2.4(c), solely to the extent that such Liabilities relate to the conduct of the Business prior to the Closing, and any Assumed Liabilities set forth in Section 2.4(d) or Section 2.4(e);

(iv) any Assumed Liabilities not reflected as a deduction in the calculation of Closing Working Capital relating to Taxes that: (x) arise with respect to a Pre-Closing Period (including, for the avoidance of doubt, the portion of such Taxes that are Straddle Period Taxes allocated to the Pre-Closing Period pursuant to Section 5.7(b)(ii)), and (y) are not Transfer Taxes; or

(v) one-half (50%) of all Assumed Liabilities not reflected as a deduction in the calculation of Closing Working Capital relating to Transfer Taxes.

(b) Subject to the limitations and procedures set forth in this Article VII, from and after the Closing, Buyer shall indemnify and hold harmless Seller, the Seller Stockholders and their respective affiliates and each of their Representatives (collectively, the “Seller Indemnified Parties”), from and against any and all Losses paid or incurred by any of the Seller Indemnified Parties (as paid or incurred) as a result of or arising from:

(i) any breach or inaccuracy by Buyer of any representation or warranty of Buyer set forth in this Agreement or in the Buyer Certificate;

(ii) any breach by Buyer of any of its covenants or other agreements set forth in this Agreement, whether to be performed before or after the Closing;

(iii) with respect to Seller, any Assumed Liabilities;

(iv) with respect to the Seller Stockholders, any Assumed Liabilities other than those described in Section 7.2(a)(iii), 7.2(a)(iv) or 7.2(a)(v); or

(v) with respect to Seller, Seller’s performance of its obligations pursuant to Section 5.9(f) or Seller’s compliance with any request of Buyer thereunder.

(c) Subject to the limitations and procedures set forth in this Article VII, from and after the Closing, Seller shall indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Losses paid or incurred by such Buyer Indemnified Party (as paid or incurred) as a result of or arising from:

(i) any Excluded Assets or Excluded Liabilities; or

(ii) any breach by Seller of any of its covenants or other agreements set forth in this Agreement which by their terms require performance after the Closing.

(d) Prior to and after Closing, the remedies specified in this Article VII shall be the sole and exclusive remedies of any Indemnified Party with regard to any Losses arising out of or relating to this Agreement (including with respect to any Excluded Assets or Excluded Liabilities) and the transactions contemplated hereby; provided, however, that except for matters expressly covered by representations, warranties or covenants in the body of this Agreement, the remedies for any Losses arising out of the License Agreements or the Transition Services Agreement shall be governed by the provisions set forth in the License Agreements or the Transition Services Agreement, as applicable, and shall not be recoverable by any Party pursuant to this Article VII, and nothing in this Agreement shall limit any Party’s rights to indemnification or remedies provided in the License Agreements or the Transition Services Agreement; provided, however, that nothing contained in this Agreement shall be deemed to limit (including the limitations set forth in Section 7.3) (i) any Party’s remedies with respect to claims based on fraud (except with respect to Seller as to fraud related to any actions or omissions prior to the Closing as released pursuant to Section 7.2(e)), or (ii) any Party’s right to seek specific performance or the issuance of immediate injunctive and other equitable relief, including a temporary restraining order, preliminary injunction or other interim or conservatory relief, pursuant to Section 10.12 to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof (including, for avoidance of doubt, Section 5.8(b), Section 5.11, and 5.12, and the payment obligations of Buyer pursuant to Section 2.1 or 2.8). For the avoidance of doubt, for purposes of Section 7.2(a)(iii), 7.2(a)(iv) and 7.2(a)(v), “Losses” shall include all Losses paid or incurred by Buyer as a result of its obligation to indemnify Seller or its affiliates pursuant to Section 7.2(b)(iii).

(e) Without limitation of the foregoing, effective as of the Closing, Buyer, for itself, its agents, affiliates and past, present or future successors and assigns, irrevocably, unconditionally and completely fully and forever releases, acquits and forever discharges Seller and its affiliates (except to the extent such affiliates are a Seller Stockholder providing indemnification pursuant to Section 7.2(a)) and Representatives from any actions, Liabilities, Encumbrances, disputes, counterclaims, controversies, damages, rights, obligations, and executions of every description, kind and nature past, present or future at law, in equity or otherwise whether liquidated or unliquidated, matured or unmatured, absolute or contingent, in each case solely to the extent consisting of: (i) the Assumed Liabilities, (ii) the matters indemnified by the Seller Stockholders pursuant to Section 7.2(a) or (iii) any fraud or Willful Breach of Seller (as related to any actions or omissions prior to the Closing) in connection with this Agreement. The release in this Section 7.2(e) shall not affect or impair the rights of the Buyer Indemnified Parties under Section 7.2(a).

7.3 Limitations on Indemnification.

(a) Notwithstanding anything to the contrary set forth in this Agreement, the Buyer Indemnified Parties shall not be entitled to indemnification under Section 7.2(a)(i), and the Seller Indemnified Parties shall not be entitled to indemnification under Section 7.2(b)(i), for any Indemnification Claims made after the expiration of the applicable Survival Period. Buyer Indemnified Parties may only make Indemnification Claims under Section 7.2(a)(i), and Seller Indemnified Parties may only make Indemnification Claims under Section 7.2(b)(i), prior to the expiration of the applicable Survival Period. Notwithstanding anything to the contrary set forth in this Agreement, each Party acknowledges and agrees that the applicable Survival Periods supersede all applicable statutes of limitations or other claims periods with respect to the representations, warranties, covenants and agreements of the other Party contained in this Agreement.

(b) Notwithstanding anything to the contrary set forth in this Agreement, the Buyer Indemnified Parties shall not be entitled to indemnification under Section 7.2(a)(i), and the Seller Indemnified Parties shall not be entitled to indemnification under Section 7.2(b)(i), for any Loss arising out of a single set of (or series of related) facts and circumstances in respect of which such Indemnified Parties are otherwise entitled to indemnification pursuant to this Article VII if the amount of such individual Loss is less than Fifty Thousand Dollars ($50,000) (the “Single Claim Threshold”).

(c) Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall not be entitled to indemnification under Section 7.2(a)(i) unless and until Buyer shall have paid or incurred Losses in respect of which the Buyer Indemnified Parties are otherwise entitled to indemnification pursuant to this Article VII that exceed $1,400,000 (the “Basket”) in the aggregate, whereupon the Buyer Indemnified Parties shall be entitled to indemnification under Section 7.2(a)(i) for otherwise recoverable Losses including the amount of the Basket; provided, however, that notwithstanding the foregoing, Losses from a single set of (or series of related) facts and circumstances that do not exceed the Single Claim Threshold shall not be applied toward the Basket or be recoverable under this Article VII.

(d) Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the cumulative amount of Losses for which the Buyer Indemnified Parties shall be entitled to indemnification under Section 7.2(a)(i), 7.2(a)(ii) (other than for a Willful Breach),

7.2(a)(iii), 7.2(a)(iv) or 7.2(a)(v) in the aggregate exceed the amounts initially available in the General Escrow Fund (the “Cap”), which General Escrow Fund will be the sole source of recovery therefor; provided, however, that the cumulative amount of Losses for which the Buyer Indemnified Parties shall be entitled to indemnification under Section 7.2(a)(i) for breaches of the Fundamental Representations or under 7.2(a)(ii) (if such breach was a Willful Breach) may exceed the Cap but shall not exceed, in the aggregate, the Purchase Price less the amount of other Losses for which the Buyer Indemnified Parties have otherwise received indemnification under Section 7.2(a); and provided, further, that none of the limitations set forth in this Article VII, including Section 7.3(b), Section 7.3(c) and this Section 7.3(d), but excluding Section 7.3(g), Section 7.3(i) and Section 7.3(j), shall apply to any breach of a Fundamental Representation (except as set forth in the foregoing proviso) or fraud.

(e) Notwithstanding anything to the contrary set forth in this Agreement, the Seller Indemnified Parties shall not be entitled to indemnification under Section 7.2(b)(i) unless and until the Seller Indemnified Parties shall have paid or incurred Losses in respect of which the Seller Indemnified Parties are otherwise entitled to indemnification pursuant to this Article VII that exceed the Basket in the aggregate, whereupon the Seller Indemnified Parties shall be entitled to indemnification under Section 7.2(b)(i) for all Losses, including the amount of the Basket; provided, however, that notwithstanding the foregoing, (i) Losses from a single set of (or series of related) facts and circumstances that do not exceed the Single Claim Threshold shall not be applied toward the Basket or be recoverable under this Article VII, and (ii) in no event shall the cumulative amount of Losses for which the Seller Indemnified Parties shall be entitled to indemnification under Section 7.2(b)(i), Section 7.2(b)(ii) (unless such breach was a Willful Breach) (without limiting in any way recovery by the Seller Indemnified Parties for Losses arising under or in connection with any amounts payable to Seller pursuant to Section 2.1 or 2.8), exceed, in the aggregate, an amount equal to the Cap; provided, however, that the cumulative amount of Losses for which the Seller Indemnified Parties shall be entitled to indemnification under Section 7.2(b)(i) for any breach by Buyer of the Buyer Fundamental Representations or Section 7.2(b)(ii) (if such breach was a Willful Breach) may exceed an amount equal to the Cap but shall not exceed an amount equal to the Purchase Price; provided, further, that (i) none of the limitations set forth in this Article VII, including Section 7.3(b) and this Section 7.3(e), shall apply to any fraud.

(f) Notwithstanding anything to the contrary set forth in this Agreement, from and after the Closing:

(i) the amount of Losses for which indemnification is available under this Agreement (including this Article VII) arising out of a single set of (or series of related) facts and circumstances shall be reduced by the amount of any funds actually received by the Indemnified Parties from any Person other than the Indemnifying Party for such specific facts or circumstances, including any third party insurance recoveries received from third party insurers and amounts received from any third party indemnitor (including, with respect to any indemnity under Section 7.2(a), any indemnification available under Section 7.2(c)), for avoidance of doubt, net of any costs incurred to obtain such proceeds or indemnification amounts (or premium adjustments as a result thereof);

(ii) the Losses for which indemnification is available under this Agreement (including this Article VII) shall not include, and no Indemnified Party may bring or recover any indemnification claims based on any multiple of any financial or business measure (including earnings, revenues, sales or other benchmarks), or any punitive damages (except to the extent actually awarded to a third party).

(g) Notwithstanding anything to the contrary set forth in this Agreement, in the event that a single set (or series of related) facts and circumstances entitles the Indemnified Parties to indemnification under more than one section or subsection of Section 7.2(a) and 7.2(c), any Loss for which the Indemnified Parties shall be entitled to indemnification pursuant to this Article VII shall be recoverable only once with respect to that set of facts and circumstances giving rise to such Loss, regardless of whether such facts and circumstances constitute an inaccuracy in or breach of more than one representation, warranty, covenant, agreement or obligation.

(h) Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the cumulative amount of Losses for which the Buyer Indemnified Parties shall be entitled to indemnification under Section 7.2(a) exceed, in the aggregate, the Purchase Price less the amount of other Losses for which the Buyer Indemnified Parties have otherwise received indemnification under this Agreement, and the General Escrow Fund shall be the first source of recovery therefor.

(i) Notwithstanding anything to the contrary set forth in this Agreement, to the extent Losses are recoverable under this Article VII from the General Escrow Fund, the indemnification obligations of the Seller Stockholders shall be joint and several, and to the extent Losses are recoverable under this Article VII in excess of the General Escrow Amount, the indemnification obligations of the Seller Stockholders shall be on a Pro Rata Basis, severally and not jointly. Except for Losses recoverable from the General Escrow Fund, no Seller Stockholder shall be required to indemnify any Buyer Indemnified Parties pursuant to Section 7.2(a) in excess of (i) the portion of the Purchase Price actually received by such Seller Stockholder on an after-tax basis (as distributed to the Seller Stockholders pursuant to the Merger Agreement) in the aggregate for all Losses, and (ii) such Seller Stockholder’s Pro Rata Basis of any such Loss. Notwithstanding anything to the contrary set forth in this Agreement, except for Losses recoverable from the General Escrow Fund, in no event will any Seller Stockholder be required to indemnify any Buyer Indemnified Parties under this Agreement for the fraud of any other party.

(j) Notwithstanding anything to the contrary set forth in this Agreement, no Buyer Indemnified Party shall be entitled to make any claim for recovery for any Loss related to or arising from (i) the amount or availability of any Tax asset or attribute of an Acquired Company, or (ii) the ability of any Buyer Indemnified Party to utilize any Tax asset or attribute of any Acquired Company following the Closing.

(k) Notwithstanding anything to the contrary set forth in this Agreement, neither the Escrow Fund nor the Seller Stockholders shall be a source of recovery for any Buyer Indemnified Parties for any claims pursuant to Section 7.2(c); provided, however, that if the Seller Stockholder is also an affiliate of Seller post-Closing, this Section 7.3(k) shall only be a limitation with respect to claims against the Seller Stockholder in its capacity as a stockholder of Seller and not in its capacity as an affiliate of Seller.

(l) For purposes of this Article VII, the amount of any Loss related to any breach of a representation or warranty shall be determined without regard to any “material,” “Material Adverse Effect” or similar qualifiers set forth therein, but not the occurrence of breach itself.

(m) Nothing in this Agreement shall eliminate the duty, if any exists under applicable Law, of any Indemnified Party to mitigate the amount of any Losses indemnifiable under this Article VII.

(n) Notwithstanding anything to the contrary in this Agreement, no Seller Indemnified Party shall be entitled to indemnification under Section 7.2(b)(iii) for any Losses related to Assumed Liabilities to the extent such Losses were reflected as a reduction to Closing Net Assets (as such term is defined in the Merger Agreement).

7.4 Indemnification Claims.

(a) If an Indemnified Party determines that it may have a right to indemnification under this Agreement (an “Indemnification Claim”), including with respect to a Third Party Claim, such Indemnified Party shall so notify the Indemnifying Party in a written notice (a “Claim Certificate”) promptly after such determination, and prior to the expiration of any applicable Survival Period (if applicable), stating that the Indemnified Party has directly paid or incurred Losses for which it is claiming indemnification under this Agreement, or that it reasonably expects to incur such Losses, describing the claim in reasonable detail, including (to the extent known) the facts, circumstances or events giving rise to the claim, the nature of the misrepresentation, default, breach of warranty or breach of covenant to which the claim is related, and indicating the estimated amount, if reasonably practicable, of each item of Loss. The failure to deliver such Claim Certificate promptly shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by reason of such failure, or except if a Claim Certificate describing an item of Loss is not delivered to the Indemnifying Party in accordance with this Section 7.4(a) prior to the expiration of the Survival Period applicable to such item, in which case the Indemnified Party shall not be entitled to recovery with respect to such item.

(b) In the event that the Indemnifying Party shall seek to contest any individual items of Losses set forth in a Claim Certificate, the Indemnifying Party shall so notify the Indemnified Party in writing within thirty (30) days after delivery to the Indemnifying Party of such Claim Certificate, which notice shall set forth a description in reasonable detail of the Indemnifying Party’s basis for objecting to each item of Loss (the “Objection Notice”). In the event that the Indemnifying Party shall fail to object to one or more items of Loss set forth in a Claim Certificate within the foregoing thirty (30) day period, and such Claim Certificate has been delivered prior to the expiration of any applicable Survival Period (if applicable), the Indemnifying Party shall be deemed to have irrevocably agreed and consented to indemnify the Indemnified Party in respect of such items of Loss pursuant to the terms of this Agreement. No Indemnified Party shall have any right to indemnification under this Article VII with respect to any breach of any representation, warranty, covenant or other agreement of an Indemnifying Party unless a Claim Certificate with respect to the resulting Losses is delivered to the Indemnifying Party prior to the expiration of the applicable Survival Period.

(c) In the event that the Indemnified Party shall fail to dispute any objections to an item of Loss contested in an Objection Notice in writing and in accordance with Section 10.13(b) within thirty (30) days after delivery to the Indemnified Party of the Objection Notice, the Indemnified Party shall be deemed to have irrevocably agreed and consented to the position of the Indemnifying Party set forth in the Objection Notice in respect of such item of Loss pursuant to the terms of this Agreement.

7.5 Third Party Claims.

(a) In the event that any Indemnified Party receives a claim or demand from a third party for which such Indemnified Party may be entitled to indemnification from an Indemnifying Party pursuant to the indemnification provisions set forth in this Article VII (a “Third Party Claim”), the Indemnified Party shall, as soon as reasonably practicable following the receipt of such claim or demand, notify the Indemnifying Party in writing of such Third Party Claim (“Notice of Third Party Claim”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the defense of such Third Party Claim is materially prejudiced by reason of such failure.

(b) The Indemnifying Party shall have the right to control and assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel reasonably acceptable to Indemnified Party and at Indemnifying Party’s sole cost and expense (a “Third Party Defense”) by delivering notice thereof to the Indemnified Party within thirty (30) days from the date on which the Indemnified Party delivers the Notice of Third Party Claim; provided, however, that with respect to any Third Party Claim that (i) seeks equitable relief, or (ii) in which exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, such Indemnifying Party shall permit the Indemnified Party to direct settlement discussions with regards to such Third Party Claim and otherwise control the defense of such Third Party Claim; provided, further, however, that the Indemnifying Party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, further, however, that if the Indemnifying Party exercises its right to control and assume the Third Party Defense in accordance with this Section 7.5(b), it shall (i) at all times have the right to control and direct any Legal Proceeding arising from such Third Party Claim, including, without limitation, any motions, responses, pleadings, or arguments in connection with any such Legal Proceeding and (ii) be deemed to have agreed to be liable to the Indemnified Party for Losses arising from such Third Party Claim, subject to the limitations set forth in this Article VII. If the Indemnifying Party assumes the Third Party Defense in accordance herewith, (1) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, but the Indemnifying Party shall control the investigation, defense and settlement thereof; provided, however, that the fees and expenses of the Indemnified Party’s counsel that are incurred prior to the Indemnifying Party’s effective assumption of the Third Party Claim shall be the responsibility of the Indemnifying Party; and (2) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned), and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, unless, with respect to this clause (iii) (A) the judgment or settlement provides solely for the payment of money and no admission of fault; (B) the Indemnifying Party makes such payment in full; and (C) the applicable Indemnified Parties receive an unconditional full and final release related to such Third Party Claim. Whether or not the Indemnifying Party has assumed the Third Party Defense, the Indemnifying Party shall not be obligated to indemnify such Indemnified Party hereunder for any settlement entered into, or any judgment relating to a Third Party Claim that was consented to by such Indemnified Party without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything in this Agreement to the contrary, (x) to the extent that any Third Party Claim challenges the validity or enforceability of, or any of Seller’s or its affiliates’ rights with respect to, Intellectual Property Rights owned by Seller or any of its affiliates, as among the Parties, Seller shall be entitled to control the defense of such Third Party Claim, including any settlement thereof, (y) to the extent that any Third Party Claim challenges the validity or enforceability of, or any of Buyer’s or its affiliates’ rights with respect to, any Transferred Intellectual Property Rights, as among the Parties, Buyer shall be entitled to control the defense of such Third Party Claim, including any settlement thereof and (z) nothing in this Agreement shall be construed as granting any Seller Stockholder any right to assert or enforce any Intellectual Property Rights of Seller or Buyer or any of their respective affiliates, whether in connection with any Third Party Claim or otherwise, and such rights to assert and enforce such Intellectual Property Rights shall be held exclusively by Seller and Buyer, as applicable.

(c) If the Indemnifying Party does not assume the Third Party Defense within thirty (30) days of delivery by the Indemnified Party of the Notice of Third Party Claim, (i) the Indemnified Party shall be entitled to assume the Third Party Defense upon delivery of notice to such effect to the Indemnifying Party; provided, however, that the Indemnifying Party shall have the right to participate in the Third Party Defense at its sole cost and expense, but the Indemnified Party shall control the investigation, defense and settlement thereof; and (ii) the Indemnifying Party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

(d) The Parties (including Seller with respect to claims under Section 7.2(a)) shall cooperate with each other in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which an Indemnified Party is seeking indemnification pursuant to this Article VII, including by providing the other Party with reasonable access to books, records, employees and officers (including as witnesses) of the Business (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege, protect any proprietary or confidential information unrelated to the Business or the Third Party Claim, or comply with third-party confidentiality obligations).

7.6 No Additional Limitations. Notwithstanding anything to the contrary set forth in this Agreement, the Parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VII notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

7.7 Tax Treatment. Any indemnity payment under this Article VII shall be treated by the Parties for Tax purposes as a Purchase Price adjustment unless otherwise required by applicable Law. For the avoidance of doubt, any indemnity payment made pursuant to Section 7.2(a) shall be treated as made by the Seller Stockholders on behalf of Seller for purposes of this Section 7.7, unless otherwise required by applicable Law.

7.8 Joint Written Instructions. As promptly as practicable, and in any event no later than five (5) business days, following the resolution of any claim for indemnification for any Loss under this Article VII, the Parties shall provide joint instructions to the Escrow Agent, in accordance with the Escrow Agreement, to transfer to the applicable Indemnified Parties, the portion of the General Escrow Fund required to satisfy such claim.

7.9 Seller Stockholder Representative. With respect to procedural matters only, such as notices, communications and other actions required under this Article VII involving the Seller Stockholders as the “Indemnifying Party” for claims under Section 7.2(a), the Seller Stockholder Representative shall administer, manage, control or conduct such procedural matters pursuant to the authority granted to the Seller Stockholder Representative under Article IX and references to the “Indemnifying Party” shall be deemed to refer to the Seller Stockholder Representative for such purposes (and not with respect to liability for Losses) under this Article VII. Any decision, act, consent or instruction of the Seller Stockholder Representative shall constitute a decision of all of the Seller Stockholders and shall be final, binding and conclusive upon each of such Seller Stockholders, and Buyer may rely upon any such decision, act, consent or instruction of the Seller Stockholder Representative as being the decision, act, consent or instruction of each and every Seller Stockholder. Buyer is hereby relieved from any Liability to any Person for any acts done by Buyer in accordance with such decision, act, consent or instruction of the Seller Stockholder Representative.

ARTICLE VIII

TERMINATION

8.1 Termination of Agreement. Buyer or Seller may terminate this Agreement prior to the Closing, as provided below:

(a) Buyer and Seller may terminate this Agreement by mutual written consent;

(b) Buyer may terminate this Agreement by giving written notice to Seller in the event Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied and (ii) is not cured upon the earlier of (A) twenty (20) days following delivery by Buyer to Seller of written notice of such breach, or (B) the Termination Date;

(c) Seller may terminate this Agreement by giving written notice to Buyer in the event Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied and (ii) is not cured upon the earlier of (A) twenty (20) days following delivery by Seller to Buyer of written notice of such breach or (B) the Termination Date;

(d) Buyer or Seller may terminate this Agreement if the Closing shall not have occurred within six (6) months of the date hereof (such date, as it may be extended pursuant to this Section 8.1(d), the “Termination Date”); provided, however, that either Buyer or Seller shall have the option to extend the Termination Date for one additional period of time not to exceed ninety (90) days in the aggregate if, and only if, on such date, all of the conditions set forth in Article VI, other than (A) conditions that by their nature are only to be satisfied as of the Closing (each of which shall be capable of being satisfied) and (B) Section 6.1(a), Section 6.1(b) or Section 6.1(c) (but solely, in the case of Section 6.1(b) and Section 6.1(c), to the extent the matter giving rise to the failure of any such condition is related to Antitrust Laws) have been satisfied or waived in writing; provided further, however, in the event that the End Date (as defined in the Merger Agreement) has been extended in accordance with Section 12.01(b)(i) of the Merger Agreement, the Termination Date shall be correspondingly extended; provided further, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any Party whose material breach of this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before the Termination Date; and provided, further, that for the avoidance of doubt, the Termination Date may only be extended pursuant to this Section 8.1(d) once.

(e) Buyer or Seller may terminate this Agreement if a Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which Law or other action is final and nonappealable; and

(f) Buyer or Seller may terminate this Agreement if the Merger Agreement is terminated in accordance with its terms prior to the occurrence of the Merger Closing.

8.2 Effect of Termination. Any termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon delivery of a valid written notice of the terminating Party to the other Party. If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for any breaches of this Agreement prior to such termination). Notwithstanding the foregoing, the provisions of this Section 8.2, Article X and the Confidentiality Agreement shall survive the termination of this Agreement.

ARTICLE IX

SELLER STOCKHOLDER REPRESENTATIVE

9.1 Appointment and Duties. Effective as of the Closing, the Seller Stockholder Representative is hereby appointed, authorized and empowered by Seller and the Seller Stockholders to act as the agent of, and attorney-in-fact for, and on behalf of the Seller Stockholders in connection with, and to facilitate the consummation of the transactions contemplated by, this Agreement, and in connection with the activities to be performed on behalf of the Seller Stockholders collectively, and each of them individually, under this Agreement, for the purposes and with the powers and authority hereinafter set forth in this Section 9.1, which shall include the full power and authority:

(a) to take such actions and to execute and deliver such amendments, modifications, waivers and consents in connection with this Agreement and the consummation of the transactions contemplated hereby as the Seller Stockholder Representative may deem necessary or desirable to give effect to the intentions of this Agreement;

(b) as the Seller Stockholder Representative, to enforce and protect the rights and interests of the Seller Stockholders and to enforce and protect the rights and interests of the Seller Stockholder Representative arising out of or under or in any manner relating to this Agreement and, in connection therewith, to (1) resolve all questions, disputes, conflicts and controversies concerning claims by the Buyer Indemnified Parties pursuant to this Agreement; (2) employ such agents, consultants and professionals, to delegate authority to its agents, to take such actions and to execute such documents on behalf of the Seller Stockholders in connection with this Agreement as the Seller Stockholder Representative deems to be in the best interest of the Seller Stockholders; (3) assert or institute any claim, action, proceeding or investigation; (4) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Buyer, or any other Person, against the Seller Stockholder Representative, the Seller Stockholders and/or the Escrow Fund; (5) receive process on behalf of any or all Seller Stockholders in any such claim, action, proceeding or investigation; (6) compromise or settle on such terms as the Seller Stockholder Representative shall determine to be appropriate; (7) give receipts, releases and discharges on behalf of any or all Seller Stockholders with respect to any such claim, action, proceeding or investigation; (8) file any proofs, debts, claims and petitions as the Seller Stockholder Representative may deem advisable or necessary; (9) settle or compromise any claims asserted under this Agreement; (10) assume, on behalf of any or all Seller Stockholders, the defense of any claim that is the basis of any claim asserted under this Agreement; and (11) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing claims, actions, proceedings or investigations;

(c) to enforce payment from the Escrow Fund and of any other amounts payable to Seller Stockholders, in each case on behalf of Seller Stockholders, in the name of the Seller Stockholder Representative;

(d) to authorize and cause to be paid out of the Escrow Fund the full amount of any claims by Buyer Indemnified Parties and also any other amounts to be paid out of the Escrow Fund pursuant to this Agreement;

(e) to waive or refrain from enforcing any right of any Seller Stockholder and/or of the Seller Stockholder Representative arising out of or under or in any manner relating to this Agreement; and

(f) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Seller Stockholder Representative, in its sole and absolute direction, may consider necessary or proper or convenient in connection with or to carry out the activities described in subsections (a) through (f) above and the transactions contemplated by this Agreement.

Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that (x) the Seller Stockholder Representative may not enter into or grant any amendments or modifications described in subsection (a) above or waivers or consents described in subsection (b) above unless such amendments, modifications, waivers or consents shall affect each Seller Stockholder similarly and to the same relative extent as the other Seller Stockholders; (y) any such amendment, modification, waiver or consent that does not affect any Seller Stockholder similarly and to the same relative extent as it affects other Seller Stockholders must be executed by such Seller Stockholder to be binding on such Seller Stockholder; and (z) except for Losses recoverable from the Escrow Fund, the Seller Stockholder Representative shall not have any power or authority, and shall not serve as agent or attorney-in-fact, on behalf of any Seller Stockholder with respect to any Losses indemnifiable by the Seller Stockholders pursuant to Article VII to the extent each such Seller Stockholder may have liability with respect to such Losses in excess of his, her, or its Pro Rata Basis of the Escrow Amount.

The Seller Stockholder Representative has only the duties expressly stated in this Agreement and the Escrow Agreement, and shall have no other duty, express or implied. The Seller Stockholder Representative is not, nor shall the Seller Stockholder Representative be deemed, a fiduciary of the Seller Stockholders in any capacity or for any purpose.

9.2 Authorization; Reliance. By virtue of their execution of a Support Agreement or approval of the Merger and this Agreement, each of the Seller Stockholders shall be deemed to have appointed Fortis Advisors LLC as the Seller Stockholder Representative. Fortis Advisors LLC hereby agrees to act as the Seller Stockholder Representative pursuant to the terms of this Agreement and an engagement agreement entered into on or before the Closing by and among Seller, the Seller Stockholder Representative and certain Seller Stockholders. The Seller Stockholder Representative shall be entitled to (i) rely, and shall be fully protected in relying, upon any statements furnished to it by any Seller Stockholder, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Seller Stockholder or other party.

9.3 No Liability. Certain Seller Stockholders have entered into an engagement agreement with the Seller Stockholder Representative to provide direction to the Seller Stockholder Representative in connection with its services under this Agreement and the Escrow Agreement (such Seller Stockholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Seller Stockholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Seller Stockholder Representative Group”), shall have any responsibility or liability for any representation, warranty or covenant of Seller; provided, however, that notwithstanding anything in this Agreement to the contrary, nothing herein shall affect the responsibilities or liabilities of any member of the Seller Stockholder Representative Group in their capacities as Seller Stockholders. The Seller Stockholder Representative Group shall not be liable for any act done or omitted to be done as Seller Stockholder Representative while acting in good faith and in the exercise of reasonable judgment in connection with the acceptance or administration of the Seller Stockholder Representative’s responsibilities hereunder, under the Escrow Agreement or under any Seller Stockholder Representative engagement agreement. The Seller Stockholder Representative Group shall, in no case or event, be liable to any Seller Stockholder for any punitive, incidental or consequential damages. Without limiting the generality of the foregoing, the Seller Stockholder Representative Group shall not be liable for forgeries or false impersonations by any other person. The Seller Stockholders shall indemnify and defend the Seller Stockholder Representative and hold it harmless against any loss, liability, claim, damages, fee, cost, judgment, fine, amount paid in settlement or expense incurred without fraud, gross negligence, willful misconduct or bad faith on the part of such Seller Stockholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, including expenses of any legal counsel or other skilled professionals retained by the Seller Stockholder Representative and costs incurred in connection with seeking recovery from insurers (“Seller Stockholder Representative Losses”). The Seller Stockholder Representative shall have the right to recover any Seller Stockholder Representative Losses from the Seller Stockholder Representative Fund as such expenses arise and, to the extent that the Seller Stockholder Representative Fund has been depleted, if then available after satisfaction of all claims of Buyer Indemnified Parties, the Seller Stockholder Representative shall have the right to recover Seller Stockholder Representative Losses from the General Escrow Fund prior to the final distribution to the Seller Stockholders. In the event that the Seller Stockholder Representative Fund is exhausted and the General Escrow Fund is unavailable, the Seller Stockholders shall be responsible for (i) the payment of all fees and expenses reasonably incurred by the Seller Stockholder Representative in performing its duties under this Agreement, and

(ii) any Seller Stockholder Representative Losses (together, (i) and (ii) above are “Excess Fees and Losses”); and each Seller Stockholder shall promptly deliver to the Seller Stockholder Representative full payment of his, her or its pro rata portion of such Excess Fees and Losses. The Seller Stockholders acknowledge that the Seller Stockholder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement and the Escrow Agreement or the transactions contemplated hereby or thereby. Furthermore, the Seller Stockholder Representative shall not be required to take any action unless the Seller Stockholder Representative has been provided with funds which, in its determination, are sufficient to protect the Seller Stockholder Representative against the costs, expenses and liabilities which may be incurred by the Seller Stockholder Representative in performing such actions. This Section 9.3 shall survive the termination of this Agreement.

9.4 Seller Stockholder Representative Fund. Any out-of-pocket costs and expenses reasonably incurred by the Seller Stockholder Representative in connection with actions taken by the Seller Stockholder Representative pursuant to the terms of this Section 9.4 (including the hiring of legal counsel and the incurring of reasonable legal fees and costs) and any Seller Stockholder Representative Losses will be paid to the Seller Stockholder Representative from the Seller Stockholder Representative Fund, and the Seller Stockholder Representative may use the Seller Stockholder Representative Fund only (i) only to pay such costs and expenses reasonably incurred and to satisfy any Seller Stockholder Representative Losses, (ii) as otherwise directed by the Advisory Group, or (iii) as contemplated by the Merger Agreement.

9.5 Access to Information. The Seller Stockholder Representative shall have the same access to information about the Business and the Transferred Assets and the reasonable assistance of Buyer’s officers, directors and employees as Seller for purposes of performing its duties and exercising its rights hereunder, provided that, any information received by the Seller Stockholder Representative in performing its duties and exercising rights hereunder shall constitute confidential information of Buyer and the Seller Stockholder Representative hereby agrees to be bound by Section 5.8(b) with respect to any such information as if it were Seller. In furtherance of the foregoing, after the Closing Date, Buyer will grant access to its premises in Redwood City, California, to a reasonable number of individuals (subject to any limitations under applicable Law or that are reasonably required to protect any applicable attorney-client privilege or confidential information) as is reasonably requested by the Seller Stockholder Representative to the extent necessary to perform its obligations under this Agreement and the Merger Agreement. Such access shall be during normal business hours and upon reasonable prior notice and shall be subject to such reasonable limitations as Buyer may impose to preserve the confidentiality of information contained therein and to limit any disruption of Buyer’s business.

9.6 Resignation; Vacancies. The Seller Stockholder Representative may resign or such agency may be changed by the Seller Stockholders from time to time upon not less than ten (10) days prior written notice to Buyer; provided, however, that the Seller Stockholder Representative may not be removed unless holders of at least a majority of the Seller capital stock outstanding immediately prior to the Closing agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of the Seller Stockholder Representative may be filled by the holders of a majority of the Seller capital stock outstanding immediately prior to the Closing. The immunities and rights to indemnification shall survive the resignation or removal of the Seller Stockholder Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

9.7 Survival. The powers, immunities and rights to indemnification granted to the Seller Stockholder Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Seller Stockholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Seller Stockholder of the whole or any fraction of his, her or its interest in the Escrow Fund. All actions taken by the Seller Stockholder Representative under this Agreement or the Escrow Agreement shall be binding upon each Seller Stockholder and such Seller Stockholder’s successors as if expressly confirmed and ratified in writing by such Seller Stockholder, and all defenses which may be available to any Seller Stockholder to contest, negate or disaffirm the action of the Seller Stockholder Representative taken in good faith under this Agreement or the Escrow Agreement are waived.

ARTICLE X

MISCELLANEOUS

10.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement or any Ancillary Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure that is required under applicable Law, regulation or rule of any stock exchange on which any securities of such Party are then listed (in which case the disclosing Party shall (a) promptly notify the other Party and cooperate with the other Party, to the extent practicable, in seeking to limit the information disclosed to the information that the disclosing Party is advised by its outside counsel is required by such applicable Law or stock market regulation or rule to be disclosed, (b) to the extent practicable and at the other Party’s expense, seek to obtain a protective Order over, or confidential treatment of, such information and (c) to the extent permitted by applicable Law, provide the other Party with a copy of the proposed disclosure prior to making such disclosure). Notwithstanding the foregoing, Buyer shall have the right to communicate to third parties as set forth in the communication plan contemplated by Section 5.14, and nothing herein shall be construed to limit or restrict such right. Except as permitted in this Section 10.1, neither Party shall, and each Party shall cause each of its Representatives not to, directly or indirectly, disclose any of the terms of this Agreement or the transactions contemplated hereby to any other Person except for the Representatives of such Party who are subject to confidentiality obligations. Notwithstanding the foregoing, Seller may disclose the terms of this Agreement or the transactions contemplated hereby in confidence to potential acquirers of Seller or the Excluded Assets who agree to maintain the confidentiality thereof, and Seller shall be responsible for breaches of confidentiality by such potential acquirers.

10.2 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement, except as provided in Article VII with respect to the Buyer Indemnified Parties and the Seller Indemnified Parties; provided, further, except that Converge Buyer is an express third party beneficiary of Section 5.14 and Section 5.20.

10.3 Entire Agreement. This Agreement, the Business Disclosure Schedule and the Ancillary Agreements (including the documents referred to herein and therein) constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof, other than the Confidentiality Agreement which shall remain in effect as contemplated by Section 5.8.

10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party; provided, however, that Seller may assign this Agreement to an acquirer so long as the transferee assumes all of the obligations of Seller set forth herein. No such assignment shall release Seller of its obligations hereunder. Without limiting the foregoing, if Buyer or any of its successors or assigns shall transfer all or substantially all of the properties and assets of the Business to any Person, then, as a condition to such transfer, proper provisions shall be made so that (i) the transferee shall assume all of the obligations of Buyer set forth herein; provided, however, that Buyer shall remain ultimately liable for Buyer’s obligations hereunder; and (ii) Seller is an express third party beneficiary to such transfer for the purpose of enforcing this Section 10.4 in respect of the transferee. If Seller or any of its successors or assigns shall transfer all or substantially all of the Excluded Assets and Excluded Liabilities to any Person, or if any Person shall acquire Seller (whether by stock sale, merger, consolidation or otherwise) then, as a condition to such transaction, proper provisions shall be made so that (i) the transferee or successor shall assume all of the obligations of Seller set forth herein; provided, however, that Seller shall remain ultimately liable for Seller’s obligations hereunder; and (ii) Buyer is an express third party beneficiary to such transfer for the purpose of enforcing this Section 10.4 in respect of the transferee or successor.

10.5 Counterparts and Facsimile Signature. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all

Parties need not sign the same counterpart. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Any signature page delivered electronically or by facsimile (including transmission by Portable Document Format or other fixed image form) shall be binding to the same extent as an original signature page.

10.6 Headings. The table of contents and headings in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by overnight, registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received provided, further, that with respect to notices delivered to the Seller Stockholder Representative, such notices shall be delivered solely via facsimile or email (with acknowledgment of complete transmission):

(a) if to Buyer to:

Alarm.com

8281 Greensboro Drive

11th Floor

Tysons, Virginia 22102

Attn: Daniel Ramos

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

201 17th Street, Suite 2800

Atlanta, GA 30363

Attn: J. Brennan Ryan

(b) if to Seller, prior to Closing, to:

iControl Networks, Inc.

555 Twin Dolphin Drive, Suite 280

Redwood City, California 94065

Attn: General Counsel

with copies to (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304

Attn: Suzanne Bell and Mark Reinstra

Wilson Sonsini Goodrich & Rosati

One Market Plaza

Spear Tower, Suite 3300

San Francisco, California 94105

Attn: Robert Ishii

(c) if to Seller, from and after the Closing, to:

iControl Networks, Inc.

c/o Comcast Corporation

One Comcast Center

1701 John F. Kennedy Boulevard

Philadelphia, PA 19103

Attention: General Counsel

E-mail: corporate_legal@comcast.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Thomas J. Reid

Facsimile No.: (212) 701-5800

E-mail: tom.reid@davispolk.com

(d) if to the Seller Stockholder Representative to:

Fortis Advisors LLC

Attn: Notices Department

Fax: (858) 408-1843

Email: notices@fortisrep.com

with copies to (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304

Attn: Suzanne Bell and Mark Reinstra

Wilson Sonsini Goodrich & Rosati

One Market Plaza

Spear Tower, Suite 3300

San Francisco, California 94105

Attn: Robert Ishii

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

10.8 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each of the Parties irrevocably (a) consents to the exclusive jurisdiction and venue of any court within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein; (b) agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such Persons; and (c) waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each Party agrees not to commence any legal proceedings related hereto except in such courts.

10.9 Amendments, Extensions and Waivers. This Agreement may be amended by the Parties at any time prior to Closing by execution of an instrument in writing signed by Buyer, Seller and the Seller Stockholder Representative and at any time following the Closing by execution of an instrument in writing signed by Buyer, Seller and the Seller Stockholder Representative. At any time prior to the Closing, Buyer, on the one hand, and Seller, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other Party; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party.

10.10 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.11 Expenses. Except as expressly provided in this Agreement, the Parties shall bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the Transactions, whether or not the Transactions are consummated.

10.12 Specific Performance. The Parties agree that immediate, extensive and irreparable damage would occur for which monetary damages, even if available, would not be an adequate remedy in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Transactions) are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the Parties agree that, if for any reason Buyer or Seller shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the Party seeking to enforce this Agreement against such nonperforming Party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of proving the inadequacy of money damages as a remedy or posting any bond or providing other security, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of any injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. The Parties agree that (a) by seeking the remedies provided for in this Section 10.12, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.12 are not available or otherwise are not granted; and (b) nothing contained in this Section 10.12 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 10.12 before exercising any termination right under Article VIII (and, if applicable, pursuing damages after such termination) nor shall the commencement of any Legal Proceeding pursuant to this Section 10.12 or anything contained in this Section 10.12 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

10.13 Dispute Resolution Procedures.

(a) In the event that either (1) an Indemnifying Party delivers an Objection Notice to an Indemnified Party pursuant to Section 7.4(b) and the other Party delivers a written notice disputing such Objection Notice within the time period set forth in, and in accordance with, Section 7.4(c) or (2) any Party gives the other Party written notice relating to (A) an alleged breach or failure of the representations and warranties set forth in Section 3.4 or (B) whether any equipment constitutes a Transferred Asset (the notice disputing an Objection Notice, and the notices described in (2), each a “Dispute Notice”), the Parties shall attempt to resolve the dispute following the procedures set forth in this Section 10.13 (the “Dispute Resolution Procedures”).

(b) Upon delivery and receipt of a Dispute Notice, each of the Parties (with the Seller representing any Seller Indemnified Party, and the Buyer representing any Buyer Indemnified Party), shall delegate officers of each Party who have authority to settle the dispute and such officers shall use commercially reasonable efforts to attempt to resolve any dispute arising out of or relating to this Agreement. In particular, the Parties shall attempt to resolve any dispute relating to (1) an alleged breach or failure of the representations and warranties set forth in Section 3.4, or (2) whether any equipment constitutes a Transferred Asset, including, in each case, Indemnification Claims with respect thereto, by the delivery or licensing of assets to Buyer such that the representations in Section 3.4, would be true, complete and accurate were such representations made on the date of such delivery of licensing. Each Party may give the other party involved written notice (a “Response Notice”) of any dispute not so resolved within fifteen (15) business days following receipt by such Party of a Dispute Notice. The Dispute Notice and the Response Notice shall each include: (i) a statement of each Party’s position(s) regarding the matter(s) in dispute and a summary of arguments in support thereof, and (ii) the name and title of the officer who will represent such Party and any other Person who will accompany that officer.

(c) Within 10 business days following delivery of the Response Notice, the designated officer of each Party shall meet at a mutually agreed time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the dispute. All negotiations conducted pursuant to this Section 10.13 (and any of the Parties’ submissions in contemplation hereof) shall be kept confidential by the Parties and shall be treated by the Parties and their representatives as compromise and settlement negotiations under the Federal Rules of Evidence and any similar state rules.

(d) In the event that the Parties are unable to resolve any dispute arising out of this Agreement in accordance with the provisions of this Section 10.13 within 30 days after delivery of any Dispute Notice, either Party may submit such dispute for final adjudication to the applicable court sitting in the State of Delaware in accordance with Section 10.8.

10.14 Remedies. Except as otherwise expressly provided in this Agreement, (a) each Party shall have any and all remedies available to it, at law or in equity; (b) any and all remedies available to a Party shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity; and (c) the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

10.15 Guaranty. Guarantor hereby irrevocably and unconditionally guarantees the prompt and full discharge by Buyer of all of Buyer’s covenants, agreements, obligations and liabilities under this Agreement, including the due and punctual payment of all amounts which are or may become due and payable by Buyer hereunder when and as the same shall become due and payable (collectively, the

“Guaranteed Obligations”), in accordance with the terms hereof. Guarantor acknowledges and agrees that, with respect to all Guaranteed Obligations to pay money, such guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Buyer. If Buyer shall default in the due and punctual performance of any Guaranteed Obligation, including the full and timely payment of any amount due and payable pursuant to any Guaranteed Obligation, Guarantor will forthwith perform or cause to be performed such Guaranteed Obligation and will forthwith make full payment of any amount due with respect thereto at its sole cost and expense. The liabilities and obligations of Guarantor pursuant to this Agreement are unconditional and absolute and shall not be released, discharged or otherwise affected by any change in the corporate existence, structure or ownership of Buyer or Guarantor or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any of them or their assets. Guarantor hereby waives any right, whether legal or equitable, statutory or non-statutory, to require Seller to proceed against or take any action against or pursue any remedy with respect to Buyer or any other Person or make presentment or demand for performance or give any notice of nonperformance before Seller may enforce its rights hereunder against Guarantor. Guarantor’s obligations hereunder shall remain in full force and effect until the Guaranteed Obligations shall have been performed in full. If at any time any performance by any Person of any Guaranteed Obligation is rescinded or must be otherwise restored or returned, whether upon the insolvency, bankruptcy or reorganization of Buyer or otherwise, Guarantor’s obligations hereunder with respect to such Guaranteed Obligation shall be reinstated at such time as though such Guaranteed Obligation had become due and had not been performed.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

ICN ACQUISITION, LLC

By:	/s/ Stephen Trundle
Name:	Stephen Trundle
Title:	President

iCONTROL NETWORKS, INC.

By:	/s/ Robert Hagerty
Name:	Robert Hagerty
Title:	Chief Executive Officer

FORTIS ADVISORS LLC, solely in its capacity as the Seller Stockholder Representative

By:	/s/ Adam Lezack
Name:	Adam Lezack
Title:	Managing Director

Solely for purposes of Sections 5.19 and 10.15:

ALARM.COM HOLDINGS, INC.

By:	/s/ Stephen Trundle
Name:	Stephen Trundle
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Below is a list of omitted exhibits and schedules from the Asset Purchase Agreement dated June 23, 2016, by and among ICN Acquisition, LLC as Buyer, iControl Networks, Inc., as Seller, the Seller Stockholders, Fortis Advisors LLC, as the Seller Stockholder Representative, and Alarm.com Holdings, Inc., as Guarantor. The registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon request

EXHIBITS:

Exhibit A	Non-Patent IP License Agreement
Exhibit B	Form of Assumption Agreement
Exhibit C	Form of Bill of Sale
Exhibit D	Escrow Agreement
Exhibit E	Trademark Assignment
Exhibit F	Patent Assignment Agreement
Exhibit G	Assignment of Lease
Exhibit H	Amended and Restated Settlement and Patent License
Exhibit I	Transition Services Agreement
Exhibit J	Form of Support Agreement
Exhibit K	Form of Written Consent

SCHEDULES:

Schedule 1	Business Products
Schedule 2	Transferred Contracts
Schedule 3	Transferred Equipment
Schedule 4	Transferred Patents
Schedule 5	Transferred Technology
Schedule 6	Transferred Trademarks

Business Disclosure Schedule:

Section 1.1(aaaa) – Knowledge of Seller

Section 2.2(j) – Transferred Claims and Causes of Action

Section 2.3(l) – Certain Excluded Assets

Section 2.4(e) – Certain Assumed Liabilities

Section 2.5(h) – Certain Excluded Liabilities

Section 2.10(p) – Resignations

Section 2.10(q) – Contracts to be Terminated

Section 3.1(a) – Jurisdictions

Section 3.1(c) – Acquired Companies Officers and Directors

Section 3.3 – Noncontravention

Section 3.4(b) – Sufficiency

Section 3.5(a) – IP Ownership, Validity, Enforceability, Preemptive Rights and Outbound Licenses

Section 3.5(b) – Inbound Licenses

Section 3.5(c) – Source Code Disclosures and Escrow

Section 3.5(d) – Open Source Software

Section 3.5(e) – Infringement by Third Parties

Section 3.5(f) – Infringement of Third Party IP

Section 3.5(g) – Registered Intellectual Property

Section 3.5(h) – Non-Infringement

Section 3.5(j) – Employee/Contractor Assignments

Section 3.5(l) – Restrictions on IP Ownership or Use

Section 3.6 – Litigation

Section 3.7 – Taxes

Section 3.8 – Employee and Labor Matters

Section 3.9 – Compliance with Laws

Section 3.10 – Absence of Material Changes

Section 3.12(a) – Material Contracts

Section 3.12 – Contract Enforceability, Breach, and Disputes

Section 3.13 – Customers and Suppliers

Section 3.14 – Affiliate Transactions

Section 3.16 – Brokers’ Fees

Section 3.18 – All Business Products

Section 3.19 – Real Property

Section 4.4 – Brokers’ Fees

Section 5.3 – Operation of the Business Pending the Closing

Section 5.9(a)(i) – Change in Employee Responsibility or Location

Section 5.10(a) – Use of iControl Networks, Inc.’s Name